Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-175901

PR	OSPECTUS SUPPLEMENT

(To Prospectus dated September 9, 2011)

$125,000,000

RAIT Financial Trust

4.00% Convertible Senior Notes due 2033

We are offering $125,000,000 principal amount of our 4.00% Convertible Senior Notes due 2033. The notes will bear interest at a rate of 4.00% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2014. The notes will mature on October 1, 2033.

Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding July 1, 2018 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2013 (and only during such calendar quarter), if the last reported sale price of our common shares of beneficial interest, or common shares, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price then in effect on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price, as defined in “Description of Notes” per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate then in effect on each such trading day; or (3) upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Transactions” and “—Conversion upon a Fundamental Change.” On or after July 1, 2018, until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing conditions.

The conversion rate will initially be 104.4523 common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.57 per common share). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to October 1, 2018, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event under specified circumstances.

Upon conversion, we will pay or deliver, as the case may be, cash, common shares or a combination of cash and common shares, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and common shares, the amount of cash and shares, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 60 trading day observation period.

We may not redeem the notes prior to October 1, 2018 except to the extent necessary to preserve our status as a real estate investment trust, or REIT. On or after October 1, 2018 and prior to the maturity date, we may redeem for cash all or part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

Holders have the right to require us to repurchase for cash all or part of their notes on each of October 1, 2018, October 1, 2023 and October 1, 2028 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant repurchase date. If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”) holders may, subject to certain conditions, require us to purchase all or any portion of the notes equal to $1,000 in principal amount or an integral multiple thereof for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest up to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common shares are listed on The New York Stock Exchange under the symbol “RAS.” The last reported sale price of our common shares on The New York Stock Exchange on December 4, 2013 was $8.51 per share.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Note	Total
Price to the public(1)	99.0%	123,750,000
Underwriting discounts and commissions	2.0%	2,500,000
Proceeds to RAIT Financial Trust (before expenses)	97.0%	121,250,000

(1)	Plus accrued interest, if any, from December 10, 2013.

We have granted the underwriters the option to purchase up to an additional $18,750,000 principal amount of notes on the same terms and conditions set forth above if the underwriters sell more than $125,000,000 principal amount of notes in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the common shares into which the notes may be converted or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about December 10, 2013.

Barclays	Deutsche Bank Securities

JMP Securities

Prospectus Supplement dated December 4, 2013

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (Registration No. 333-175901) that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may offer to sell any combination of the securities described in the base prospectus in one or more offerings up to an aggregate dollar amount of $600,000,000. The accompanying prospectus provides you with a general description of the securities we may offer, some of which do not apply to this offering. Each time we offer securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in the base prospectus. You should read both this prospectus supplement and the accompanying prospectus, including all documents incorporated by reference.

This prospectus supplement provides specific details regarding the offering of the notes described herein. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein include important information about us, the notes and our common shares, and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in this prospectus supplement under the heading “Incorporation of Certain Information by Reference.”

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These statements may be made directly in this prospectus supplement or the accompanying prospectus or they may also be incorporated by reference in this prospectus supplement or the accompanying prospectus from other documents filed with the SEC and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The risk factors discussed in this prospectus supplement and the accompanying prospectus and those discussed and identified in our Annual Report on Form 10-K for the year ended December 31, 2012, and our other public filings with the SEC, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the dates, respectively, of this prospectus supplement, the accompanying prospectus and our other public filings incorporated by reference in this prospectus supplement and the accompanying prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirely by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation of Certain Information by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is also made to such registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus supplement or the accompanying prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

•	Our Current Reports on Form 8-K filed on February 1, 2013, March 8, 2013, April 3, 2013, May 17, 2013, October 18, 2013 and November 26, 2013.

•	The description of our common shares contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus supplement and prior to the completion or termination of the offering made pursuant to this prospectus supplement are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to such Form 8-K).

S-iv

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 243-9000

The statements that we make in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and the accompanying prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus supplement and the accompanying prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

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SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents and financial statements incorporated by reference herein (see “Incorporation of Certain Information by Reference”). Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional notes.

Unless otherwise indicated or the context requires otherwise, references to “RAIT”, “we”, “us”, and “our” refer to RAIT Financial Trust and its subsidiaries.

The Company

We are a multi-strategy commercial real estate company. Our vertically integrated platform originates commercial real estate loans, acquires commercial real estate properties and invests in, manages, services and advises on commercial real estate-related assets. We offer a comprehensive set of debt financing options to the commercial real estate industry along with asset and property management services. We also own and manage a portfolio of commercial real estate properties and manage real estate-related assets for third parties. We are a self-managed and self-advised Maryland real estate investment trust formed in August 1997, that commenced operations in January 1998.

Recent Developments

On October 11, 2013, our wholly-owned subsidiary, RAIT CMBS Conduit I, LLC, or RCCI, and Citibank, N.A., agreed to extend the expiration date to October 27, 2015 of the $100 million master repurchase agreement dated as of October 27, 2011 between RCCI and Citibank, N.A.

On November 21, 2013, our wholly-owned subsidiary, RAIT CMBS Conduit II, LLC, or RCCII, and Barclays Bank PLC, an affiliate of Barclays Capital Inc., the representative of the underwriters of this offering, agreed to extend the expiration date to November 20, 2014 of the $150 million commercial mortgage-backed loan master repurchase agreement dated as of November 23, 2011 between RCCII and Barclays Bank PLC.

Corporate Information

Our offices are located at Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 and our telephone number is (215) 243-9000. Our web address is http://www.raitft.com. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus any material from our website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to RAIT Financial Trust and not to its consolidated subsidiaries.

Issuer	RAIT Financial Trust, a Maryland real estate investment trust.

Securities	$125,000,000 principal amount of 4.00% Convertible Senior Notes due 2033 (plus up to an additional $18,750,000 principal amount of additional notes if the underwriters sell more than $125,000,000 principal amount of notes in this offering).

Maturity	October 1, 2033, unless earlier repurchased, redeemed or converted.

Interest	4.00% per year. Interest will accrue from December 10, 2013 and will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2014. We will pay special interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding July 1, 2018 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on December 31, 2013 (and only during such calendar quarter), if the last reported sale price of the common shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price then in effect on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate then in effect on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events” and “—Conversion upon a Fundamental Change.”

On or after July 1, 2018 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing conditions.

The conversion rate for the notes is initially 104.4523 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.57 per common share), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, our common shares or a combination of cash and our common shares, at our election. If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and our common shares, the amount of cash and our common shares, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 60 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate transactions that occur prior to October 1, 2018, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by cash, our common shares or a combination of cash and our common shares paid or delivered, as the case may be, to you upon conversion of a note.

Restrictions on Ownership	To assist us in maintaining our qualification as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, our declaration of trust generally prohibits any shareholder from directly or indirectly owning more than 8.3% of our outstanding common shares or, with respect to our original promoter, Resource America, Inc., 15% of our outstanding common shares. Our board of trustees has discretion to grant exemptions from these ownership restrictions, subject to such terms and conditions as it deems appropriate. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” in the accompanying prospectus for further information about these restrictions.

Redemption at Our Option

We may not redeem the notes prior to October 1, 2018 except to preserve our status as a REIT for U.S. federal income tax purposes. On or after October 1, 2018 and prior to the maturity date, we may redeem for cash all or part of the notes. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of redemption not less than 45 nor more than 60 calendar days before the redemption date by mail to the trustee, the paying agent and each holder of notes. See “Description of Notes—Optional Redemption.”

Repurchase of Notes by Us at the Option of the Holder	Holders have the right to require us to repurchase for cash all or part of their notes on each of October 1, 2018, October 1, 2023 and October 1, 2028 (each, a “repurchase date”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant repurchase date. See “Description of Notes—Repurchase of Notes by Us at the Option of the Holder.”

Repurchase of Notes by Us upon a Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

As of September 30, 2013, our total consolidated indebtedness was approximately $2.0 billion, of which an aggregate of approximately $110.8 million was indebtedness of ours (all of which was unsecured and represented indebtedness under our 7.00% Convertible Senior Notes due 2031, or the “2031 Notes”) and of which an aggregate of approximately $1.9 billion was indebtedness of our subsidiaries

(approximately $74.2 million of which we have guaranteed). After giving effect to the issuance of the notes (assuming no exercise by the underwriters of their option to purchase additional notes) but without giving effect to the use of proceeds therefrom, our total consolidated indebtedness would have been approximately $2.1 billion. See “Capitalization.”

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $120.9 million (or $139.1 million if the underwriters exercise in full their option to purchase additional notes), after deducting the underwriting discount and estimated offering expenses. We intend to use a portion of the net proceeds from the sale of the notes to repurchase or repay a portion of our indebtedness, including the potential repurchase of our 7.00% Convertible Senior Notes which mature on April 1, 2031. We also intend to use approximately $8.8 million of the net proceeds of this offering to fund payment of the cost of the capped call transaction described below that we expect to enter into with Barclays Bank PLC, an affiliate of Barclays Capital Inc., or the “hedge counterparty.” Any remaining net proceeds from the sale of the notes will be used for working capital and general trust purposes. See “Use of Proceeds.” If the underwriters exercise their option to purchase additional notes, we intend to use a portion of the net proceeds from the sale of additional notes to fund our entry into an additional capped call transaction with the hedge counterparty.

Capped Call Transaction	In connection with the pricing of the notes, we expect to enter into a privately-negotiated capped call transaction with respect to a number of our common shares equal to the number of shares initially issuable upon the conversion of the notes with the hedge counterparty. The capped call transaction is generally expected to reduce potential dilution to holders of our common shares upon conversion of the notes. If the underwriters exercise their option to purchase additional notes, we intend to enter into an additional capped call transaction with the hedge counterparty with respect to a number of shares equal to the number of shares initially issuable upon the conversion of such additional notes.

In connection with establishing its initial hedge of the capped call transaction, the hedge counterparty (or its affiliate) expects to enter into various derivative transactions with respect to the common shares concurrently with, and/or purchase the common shares shortly after, the pricing of the notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the notes and/or the common shares concurrently with, or shortly after, the pricing of the notes.

In addition, the hedge counterparty (or its affiliate) is likely to modify its hedge position by entering into or unwinding various derivative transactions with respect to the common shares and/or by purchasing or selling the common shares or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and is likely to do so on each exercise date under the capped call transaction).

The effect, if any, of any of these transactions and activities on the market price of the common shares or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common shares, which could affect the value of the notes and value of the common shares, if any, you receive upon conversion of the notes.

The capped call transaction is a separate transaction and is not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transaction.

For a discussion of the potential impact of any market or other activity by the hedge counterparty or its affiliate in connection with the capped call transaction, see “Risk Factors—Risks Related to the Notes—The capped call transaction may affect the value of the notes and our common shares”, “Description of the Capped Call Transaction” and “Underwriting.”

Book-entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Additional Material U.S. Federal Income Tax Considerations	For a discussion of the U.S. federal income tax considerations of the holding, disposition and conversion of the notes, and the holding and disposition of our common shares, see the information appearing in this prospectus supplement under the heading “Additional Material U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” filed as Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2012.

New York Stock Exchange Symbol for Our Common Shares	Our common shares are listed on The New York Stock Exchange under the symbol “RAS.”

Trustee, Registrar, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary Selected Consolidated Financial and Other Data

The following table sets forth summary selected consolidated financial and other data for the periods presented. The summary data as of December 31, 2012, 2011 and 2010 and for the years then ended are derived from our audited consolidated financial statements for those periods, which are incorporated by reference herein. The summary data as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 have been derived from our unaudited consolidated financial statements, which are incorporated by reference herein. Historical results are not necessarily indicative of the results to be expected in the future.

The following summary selected consolidated financial and other data should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, each of which is either included herein or incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

	As of and For the Nine-Months Ended September 30,		As of and For the Years Ended December 31,
	2013	2012	2012	2011	2010
Operating Data:
Net interest margin	$72,270	$62,002	$84,145	$93,995	$110,453
Rental income	84,260	76,783	103,872	91,880	72,373
Total revenue	179,268	145,862	200,784	195,798	201,068
Interest expense	(29,696)	(31,896)	(42,408)	(51,293)	(53,188)
Real estate operating expenses	(44,842)	(41,538)	(56,443)	(55,285)	(51,276)
Provision for losses	(1,500)	(1,500)	(2,000)	(3,900)	(38,307)
Asset impairments	—	—	—	—	—
Total expenses	(132,442)	(126,580)	(170,236)	(181,341)	(218,389)
Operating income (loss)	46,826	19,282	30,548	14,457	(17,321)
Change in fair value of financial instruments	(200,436)	(144,269)	(201,787)	(75,154)	45,840
Income (loss) from continuing operations	(156,814)	(122,205)	(168,341)	(38,457)	110,590
Net income (loss)	(156,814)	(122,205)	(168,341)	(37,710)	110,913
Net income (loss) allocable to common shares	(173,515)	(132,356)	(182,805)	(51,130)	98,152
Earnings (loss) per share from continuing operations
Basic	$(2.60)	$(2.76)	$(3.75)	$(1.35)	$3.38
Diluted	$(2.60)	$(2.76)	$(3.75)	$(1.35)	$3.33
Earnings (loss) per share:
Basic	$(2.60)	$(2.76)	$(3.75)	$(1.33)	$3.39
Diluted	$(2.60)	$(2.76)	$(3.75)	$(1.33)	$3.34
Balance Sheet Data:
Investments in mortgages and loans, net	$1,087,996	$1,013,704	$1,044,729	$950,281	$1,149,419
Investments in real estate	986,296	906,487	918,189	891,502	839,192
Investments in securities	574,576	655,017	655,509	647,461	705,451
Total assets	3,046,308	2,842,542	2,923,980	2,902,604	2,993,432
Total indebtedness	1,978,225	1,773,204	1,799,595	1,748,274	1,838,177
Total liabilities	2,199,195	2,008,911	2,033,856	1,988,510	2,074,902
Total equity	794,615	833,631	837,846	914,094	918,530

	As of and For the Nine-Months Ended September 30,				As of and For the Years Ended December 31,
	2013		2012		2012		2011		2010
Other Data:
Common shares outstanding, at period end(1)	70,249,254		49,910,683		58,913,142		41,289,566		35,300,190
Book value per share(1)	$7.97		$13.26		$11.16		$18.04		$21.33
Ratio of earnings to fixed charges	—	(2)	—	(2)	—	(2)	—	(2)	2.1x
Dividends declared per share(1)	$0.40		$0.25		$0.35		$0.27		$—

(1)	Information presented for 2010 have been adjusted to reflect the 1-for-3 reverse stock split in June 2011.
(2)	The ratio of earnings to fixed charges for the nine-month periods ended September 30, 2013 and 2012 is deficient by $156.8 million and $122.2 million, respectively. The ratio of earnings to fixed charges for the years ended December 31, 2012, 2011 and 2010 is deficient by $168.3 million and $38.5 million, respectively.

RISK FACTORS

An investment in the notes, and the common shares into which the notes, under certain circumstances, are convertible, involves risks. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. Any of these risks, if they actually occur, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to the Notes

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including our 2031 Notes. However, the notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. As of September 30, 2013, total indebtedness was approximately $110.8 million at RAIT Financial Trust (on an unconsolidated basis) all of which was unsecured, and represented indebtedness under our 2031 notes, and we had guaranteed approximately $74.2 million of our subsidiaries’ indebtedness.

Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make any funds available for that purpose. Consequently, the notes also will be effectively subordinated to all liabilities, whether secured or unsecured, and all preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any subsidiary, we, as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors. As of September 30, 2013, the total liabilities (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) of our subsidiaries was approximately $1.9 billion.

The provisions of the indenture governing the notes do not prohibit us or any of our subsidiaries from incurring additional indebtedness, whether secured or unsecured, or issuing preferred equity in the future.

We are a holding company whose principal assets are the equity interests we hold in our subsidiaries. We will depend upon our subsidiaries to provide us with substantially all of the funds to meet our obligations under the notes.

We are a holding company, and we conduct our operations principally through our subsidiaries. We derive substantially all our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, largely depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Dividends, loans, or other distributions from our subsidiaries to us also may be subject to contractual and other restrictions (including restrictions or limitations on our ability to repatriate funds from our foreign subsidiaries), are dependent upon results of operations of our subsidiaries, and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and in the future we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common shares underlying the convertible notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common shares could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common shares). In particular, Rule 201 of the SEC’s Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common shares are a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common shares and conduct a convertible arbitrage strategy that they may employ, or seek to employ, with respect to the notes.

The SEC also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other National Market System stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the single stock circuit breaker program was amended to exclude all rights and warrants from the trading halt. The single stock circuit breaker program will expire on the earlier of the initial date of operations of the “Limit Up/Limit Down” plan, as defined below, or February 4, 2014.

FINRA recently issued a regulatory notice regarding the implementation of the “Limit Up/Limit Down” plan, phase one of which began on April 8, 2013, which establishes a tracking pause mechanism restricting trades in applicable stocks (including our common shares) from occurring outside specified price bands based on a subject stock’s reference price. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan went into effect on a one-year pilot basis on April 8, 2013.

The second initiative recently changed existing stock exchange and FINRA rules that establish a market-wide circuit breaker system which began April 8, 2013. The previous market-wide circuit breaker system provided for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes lowered the percentage-decline thresholds for triggering a market-wide trading halt and shortened the amount of time that trading is halted. Market declines under the new system are measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly.

The restrictions on trading imposed by the single stock circuit breaker program, the market-wide circuit breaker system and the Limit Up/Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common shares and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common shares of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common shares, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

The price of our common shares may fluctuate significantly and may affect the trading price of the notes.

The market price of our common shares may fluctuate significantly in response to many factors, including:

•	the extent of institutional investor interest in our company;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);

•	our financial condition and performance;

•	the market’s perception of our growth potential and potential future cash dividends;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	the state of the real estate industry;

•	publication of research reports about us or our industry by securities analysts;

•	an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for our shares;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation about us in the press or investment community;

•	future sales of our common shares or securities convertible into our common shares;

•	actions by institutional shareholders or hedge funds, including trading or hedging activity; and

•	general economic and financial market conditions.

In addition, the price of our common shares could also be affected by possible sales of our common shares by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common shares. This trading activity could, in turn, affect the trading prices of the notes.

Because the conversion value of the notes is based upon the value of our common shares, volatility or depressed prices for our common shares could have a similar effect on the trading price of the notes and could limit the amount of cash or the value of our common shares, if any, that you would receive upon conversion of the notes. This may result in greater volatility in the trading price of the notes than would be expected for any non-convertible debt security we may issue. Many of the factors listed above are beyond our control. These factors may cause the market price of our common shares to decline, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure converting holders that the market price of our common shares will not fall in the future.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes for cash or to repurchase the notes upon a fundamental change or on a repurchase date.

At maturity, the entire principal amount of the notes then outstanding, plus any accrued and unpaid interest, will become due and payable by us. Holders of the notes will also have the right to require us to repurchase the notes on each of October 1, 2018, October 1, 2023 and October 1, 2028 and upon the occurrence of a fundamental change, in each case, at 100% of their principal amount plus accrued and unpaid interest, if any, as described under “Description of Notes—Repurchase of Notes by Us at the Option of the Holder” and “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” In addition, upon conversion of the notes, unless we elect to settle such conversion solely by delivery of shares of our common shares, we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” We may not have enough available cash or be able to obtain financing at the time it is required to make required repurchases of notes surrendered therefor or to meet our conversion obligations or other obligations with respect to the notes. In addition, our ability to repurchase the notes or to pay cash upon conversion or the maturity of the notes may be limited by law, by regulatory authority, by agreements governing our existing or future indebtedness or by restrictions on the ability of our subsidiaries to make distributions to us. Our failure to repurchase surrendered notes at a time when such repurchase is required by the indenture or to pay any cash payable at maturity or on future conversions of the notes as required by the indenture would constitute a default under the indenture and would permit holders of the notes to accelerate our obligations under the notes. Such a default may lead to a default under the agreements governing our other existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the notes or make cash payments upon conversions thereof. Our 2031 Notes contain substantially similar repurchase and conversion features. Accordingly, our obligation to repurchase the 2031 Notes or to pay cash upon conversion or the maturity of the 2031 Notes could adversely affect our liquidity.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

If there were a payment event of default under any of the agreements relating to our outstanding indebtedness or an acceleration of such indebtedness, in each case in respect of indebtedness having an aggregate principal amount of more than $25 million, the holders of the notes could declare all amounts outstanding under the notes to be immediately due and payable. We cannot assure you that our cash flows or assets would be sufficient to fully repay the notes and our other outstanding indebtedness.

Conversions of notes may adversely affect our liquidity.

Holders may convert their notes at their option prior to July 1, 2018 upon certain conditions described under the heading “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition.” On or after July 1, 2018 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes, at the option of the holder. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely our common shares (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, issued by the Financial Standards Board, or FASB, an entity must separately account for the liability and equity components of convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of shareholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common shares and the trading price of the notes.

Future sales of our common shares in the public market could lower the market price for our common shares and adversely impact the trading price of the notes.

In the future, we may sell additional common shares to raise capital. In addition, a substantial number of our common shares are reserved for issuance upon the exercise of stock options and upon conversion of the notes.

We have issued warrants exercisable for 6,560,331 common shares and share appreciation rights exercisable for 4,449,522 common shares to ARS VI Investor I, LLC, or ARS VI. Prior to October 1, 2014, we may issue additional warrants exercisable for 3,532,486 common shares and share appreciation rights, or SARs, exercisable for 2,395,897 common shares to ARS VI. The number of common shares underlying the warrants and SARs may adjust in the future. The warrants have a current exercise price of $5.87 per share and ARS VI may elect to pay the exercise price in cash, by surrendering our Series D preferred shares valued at their liquidation preference or through a net exchange in which the common shares issued have an aggregate market value equal to the difference between the aggregate market value and the aggregate exercise price of the common shares subject to a warrant exercise. The SARs have a current strike price of $5.87 per share and represent the right to receive the amount of any appreciation in the market value of a common share over the strike price. We may elect to settle any exercise of the SARs in cash or by way of a three year unsecured promissory note, or a combination of the foregoing. We will not issue any common shares upon exercise of the SARs. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common shares. The issuance and sale of substantial amounts of common shares, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common shares, but will be subject to all changes made with respect to them to the extent our conversion obligation includes our common shares.

Holders of notes will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely our common shares (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and our common shares in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common shares. For example, if an amendment is proposed to our declaration of trust or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely our common shares (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and our common shares in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common shares.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common shares may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common shares during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, our common shares, or a combination of cash and our common shares. If we elect to satisfy our conversion obligation in cash or a combination of cash and our common shares, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common shares for each trading day in a 60 trading day observation period. Accordingly, if the price of our common shares decreases during the 60 trading day observation period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common shares at the end of such observation period is below the average of the volume weighted average price of our common shares during such period, the value of any of our common shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation in solely our common shares upon conversion of the notes, we will be required to deliver our common shares, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common shares decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” and “Description of Notes—Consolidation, Merger or Asset Sale.”

Ownership limitations in our declaration of trust may impair the ability of holders to convert notes into our common shares.

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 8.3% or, with respect to our original promoter, Resource America, Inc., 15% of our outstanding common shares, subject to certain exceptions. Notwithstanding any other provision of the notes, no holder of notes will be entitled to convert such notes into our common shares to the extent that receipt of such common shares would cause such holder, together with such holder’s affiliates, to exceed the ownership limit contained in our declaration of trust.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to October 1, 2018, under certain circumstances we will increase the conversion rate by a number of additional common shares for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per common share in such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common shares in the transaction is greater than $20.00 per share or less than $8.51 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 117.5088 common shares, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments,” we will adjust the conversion rate of the notes for certain events, including, among others, the issuance of stock dividends on our common shares, the issuance of certain rights, options or warrants, the distribution of common shares, certain indebtedness or assets, certain subdivisions and combinations of our common shares and certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common shares for cash, issuances under our current benefit plans or third party tender or exchange offers that may adversely affect the trading price of the notes or the market price of our common shares. We will not adjust the conversion rate for the notes if we issue additional warrants and share appreciation rights to ARS VI. If we engage in any of these types of transactions, the value of the number of common shares that determine the amount of cash and the number of common shares, if any, into which the notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes if other transactions occur that are not deemed to be fundamental changes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. If we are involved in any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is currently no trading market for the notes, and an active liquid trading market for the notes may not develop or, if it develops, be maintained.

The notes are a new issue of securities, and there is currently no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active public trading market may not develop for the notes and, even if one develops, may not be maintained. If an active public trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes are likely to be reduced and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common shares, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible or exchangeable into capital shares. Historically, the market for convertible or exchangeable debt has been volatile. Market volatility could materially reduce the price that you may receive for your notes and the liquidity of the market, if any, for your notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes have a number of features that may impair the value and trading prices of the notes, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, volatile or depressed market prices for our common shares are likely to have a similar effect on the trading prices of the notes. It is impossible to assure holders of notes that the trading price of our common shares in the future will not have an adverse effect on the trading price of the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our common shares could be harmed.

In addition, the trading prices of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency rates any of our debt in the future or downgrades or withdraws any such rating, or puts us on credit watch, the trading price of the notes is likely to decline.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing shareholders. Any sales in the public market of any of our common shares issuable upon such conversion could adversely affect prevailing market prices of our common shares. In addition, the conversion of our existing 2031 Notes or the anticipated conversion of the notes into our common shares or a combination of cash and shares could depress the price of our common shares.

The capped call transaction may affect the value of the notes and our common shares.

In connection with the pricing of the notes, we expect to enter into a privately-negotiated capped call transaction with Barclays Bank PLC, an affiliate of Barclays Capital Inc., as the hedge counterparty. The capped call transaction will cover, subject to customary anti-dilution adjustments, the aggregate number of our common shares underlying the notes and is expected generally to reduce potential dilution to holders of our common shares upon conversion of the notes. If the underwriters exercise their option to purchase additional notes, we intend to enter into an additional capped call transaction with the hedge counterparty with respect to a number of common shares equal to the number of shares initially issuable upon the conversion of such additional notes.

The capped call transaction is expected to reduce the potential dilution upon conversion of the notes and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the notes, as described under “Description of the Capped Call Transaction.” If, however, the market value per share of our common shares, as measured under the terms of the capped call transaction at the time of exercise, exceeds the cap price of the capped call transaction, the number of our common shares and/or amount of cash we expect to receive upon the exercise of the capped call transaction will be capped and the dilution mitigation under the capped call transaction will be limited to the number of our common shares and/or amount of cash we receive under the capped call transaction.

In connection with establishing its initial hedge of the capped call transaction, the hedge counterparty (or its affiliate) expects to enter into various derivative transactions with respect to the common shares concurrently with, and/or purchase the common shares shortly after, the pricing of the notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the common shares concurrently with, or shortly after, the pricing of the notes.

In addition, the hedge counterparty (or its affiliate) is likely to modify its hedge position by entering into or unwinding various derivative transactions with respect to the common shares and/or by purchasing or selling the common shares or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date under the capped call transaction).

In addition, if the capped call transaction fails to become effective when this offering of the notes is completed, or if the offering is not completed, the hedge counterparty (or its affiliate) is likely to unwind its hedge position with respect to the common shares, which could adversely affect the value of our common shares and, if the notes have been issued, the value of the notes.

The effect, if any, of any of these transactions and activities on the market price of our common shares or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common shares, which could affect the value of the notes and the value of the common shares, if any, you receive upon any conversion of the notes.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the notes or common shares. Moreover, under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common shares may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments” and “Additional Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

You should consider the U.S. federal income tax consequences of owning the notes.

The notes will be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes if (as expected) the stated redemption price at maturity of the notes exceeds their issue price, subject to a statutory de minimis exception. If the notes are issued with OID, U.S. holders will be required to include such OID in their gross income for U.S. federal income tax purposes as it accrues, regardless of their method of accounting. U.S. holders should be aware that the amount of interest (including OID) that a holder is required to include in gross income for each year for U.S. federal income tax purposes will exceed the amount of cash interest that is received by the holder during each such year. Special rules will apply to a holder that is not a U.S. person for U.S. federal income tax purposes.

Risks Related to Our Business

The commercial real estate finance industry has been and may continue to be adversely affected by economic conditions in the U.S. and global financial markets generally.

Our business and operations depend on the commercial real estate finance industry generally, which in turn depends upon broad economic conditions in the U.S. and abroad. Despite some recent improvements, the U.S. economy is continuing to experience relatively high unemployment and slow growth. A worsening of economic conditions would likely have a negative impact on the commercial real estate finance industry generally and on our business and operations specifically. Additionally, disruptions in the global economy may also have a negative impact on the commercial real estate market domestically. Adverse conditions in the commercial real estate finance industry could harm our business and financial condition by, among other factors, reducing the value of our existing assets, limiting our access to debt and equity capital, limiting our ability to originate new commercial real estate debt and otherwise negatively impacting our operations.

Liquidity is essential to our businesses and we rely on outside sources of capital that have been negatively impacted by U.S. and global economic conditions.

We require significant outside capital to fund and grow our businesses. A primary source of liquidity for us has been the equity and debt capital markets, including issuances of common equity, preferred equity, trust preferred securities and convertible senior notes. Access to the capital markets and other sources of liquidity was severely disrupted during the U.S. recession that began in 2007 and, despite improvements since the end of the recession, the markets could suffer another severe downturn and another liquidity crisis could emerge. If we fail to secure financing on acceptable terms or in sufficient amounts our taxable income may be reduced by limiting our ability to originate loans and other investments, reducing our fee income and increasing our financing expense. A reduction in our net taxable income could impair our liquidity and our ability to pay distributions to our shareholders. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. For information about our available sources of funds, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and the notes to the consolidated financial statements located in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Our reliance on debt to finance investments may require us to make balloon payments upon maturity, upon the exercise of any applicable put rights or otherwise, and an increased risk of loss, may reduce our return on investments, reduce our ability to pay distributions to our shareholders and possibly result in the foreclosure of any assets subject to secured financing.

We have historically incurred a debt to finance our investments, which could compound losses and reduce our ability to pay distributions to our shareholders. Our debt service payments could reduce the net income available for distributions to our shareholders and reduce our liquidity available to make distributions to our shareholders each calendar year required for REIT qualification. Most of our assets are pledged as collateral for borrowings. In addition, the assets of the securitizations that we consolidate collateralize the debt obligations of the securitizations and are not available to satisfy our other creditors. To the extent that we fail to meet debt service obligations, we risk the loss of some or all of our respective assets to foreclosure or sale to satisfy these debt obligations. Currently, our declaration of trust and bylaws do not impose any limitations on the extent to which we may leverage our respective assets.

We are subject to the risks normally associated with debt financing, including the risk that our cash flows will be insufficient to meet required principal and interest payments and the risk that we will be unable to refinance our indebtedness when it becomes due, or that the terms of such refinancing will not be as favorable as the terms of our indebtedness. Included in our debt instruments are provisions providing for the lump sum payment of significant amounts of principal, whether upon maturity, upon the exercise of any applicable put rights or otherwise, which we refer to as balloon payments. Most of our debt provides for balloon payments that are payable at maturity. If collateral underlying any secured credit facility we are party to defaults or otherwise fails to meet specified conditions, we may have to repay that facility to the extent it was secured by that collateral. Our ability to make these payments when due will depend upon several factors, which may not be in our control. These factors include our liquidity or our ability to convert assets owned by us into liquidity on or prior to such put or maturity dates and the amount by which we have been able to reduce indebtedness prior to such put or maturity date though exchanges, refinancing, extensions, collateralization or other similar transactions (any of which transactions may also have the effect of reducing liquidity or liquid assets). Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available interest rate levels, the lease terms for and equity in any related collateral, our financial condition and the operating history of the collateral. If we are unable to pay, redeem, restructure, refinance, extend or otherwise enter into transactions to satisfy any of our debt, this could result in defaults under, and acceleration of, our debt and we may be required to sell assets in significant amounts and at times when market conditions are not favorable, which could result in our incurring significant losses.

Our issuance of Series D preferred shares with mandatory redemption rights and warrants and share appreciation rights with put rights may increase our risk of loss if we need to satisfy these redemption rights and put rights.

We have issued our Series D preferred shares of beneficial interest which provide a holder with redemption rights in defined circumstances and warrants and share appreciation rights which have put rights in defined circumstances. We expect that we may issue additional Series D preferred shares and such warrants and share appreciation rights or similar securities in the future. While these Series D preferred shares and such warrants and share appreciation rights provide that any exercise of such redemption and put rights may be satisfied by RAIT issuing a note, the exercise of these redemption and put rights may adversely affect our liquidity and reduce amounts available for distribution to our shareholders.

We may seek to acquire, redeem, restructure, refinance or otherwise enter into transactions to satisfy our debt which may include any combination of material payments of cash, issuances of our debt and/or equity securities, sales or exchanges of our assets or other methods.

We are aware that our collateralized debt obligation, or CDO, notes payable are currently trading at discounts to their respective face amounts and our other indebtedness may trade at such discounts in the future. In order to reduce future cash interest payments, as well as future principal amounts due upon any applicable put dates, at maturity or upon redemption, or to otherwise benefit us, we may, from time to time, purchase such CDO notes payable or other indebtedness for cash, in exchange for our equity or debt securities, or for any combination of cash and our equity or debt securities, in each case in open market purchases, privately negotiated transactions, exchange offers and consent solicitations or otherwise. We will evaluate any such transactions in light of then-existing market conditions, contractual restrictions and other factors, taking into account our current liquidity and prospects for future access to capital. The amounts involved in any such transactions, individually or in the aggregate, may be material and may materially reduce our liquidity or reduce or eliminate our ability to convert assets into liquidity. Any material issuances of our equity securities may have a material dilutive effect on our current shareholders.

If our securitizations secured primarily by commercial real estate loans were to fail to meet their performance tests, including over-collateralization requirements, our cash flow would be materially reduced.

The terms of the RAIT CRE CDO I, Ltd., or RAIT I, and RAIT Preferred Funding II, Ltd., or RAIT II, securitizations generally provide that the principal amount of assets must exceed the principal balance of the related securities issued by them by a certain amount, commonly referred to as “over-collateralization.” The securitization terms provide that, if delinquencies and/or losses exceed specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the securities issued in the securitization, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. In addition, a failure by a securitization to satisfy an over-collateralization test typically results in accelerated distributions to the holders of the senior debt securities issued by the securitization entity. Our equity holdings and, when we acquire debt interests in securitizations, our debt interests, and our subordinated management fees, if any, are subordinate in right of payment to the other classes of debt securities issued by the securitization entity. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive cash distributions from assets collateralizing the securities issued by the securitization entity or our ability to effectively manage the assets held in the securitizations. We cannot assure you that any performance test will be satisfied.

We currently receive a substantial portion of our cash flow from RAIT I and RAIT II through our retained interests in these securitizations and management fees paid to us for managing these securitizations. If either or both of these securitizations were to fail to meet their respective over-collateralization or other tests, our cash flow would be materially reduced.

The failure of securitizations in which we hold retained interests collateralized primarily by investment in debt securities to meet their performance tests has reduced, and we expect will continue to reduce, the cash flow we receive from these securitizations.

Our remaining consolidated securitizations collateralized primarily by investments in debt securities, Taberna Preferred Funding VIII, Ltd., or Taberna VIII, and Taberna Preferred Funding IX, Ltd., or Taberna IX,

have not passed some of their over-collateralization tests. As a consequence, distributions to senior debt have been accelerated, resulting in the cessation of distributions on the subordinated debt and equity we hold in these securitizations as well as our subordinated management fees from these securitizations. This has substantially reduced the cash flow we receive from these securitizations. Because we do not expect these securitizations will meet these tests for the foreseeable future, we expect that our cash flows from these transactions will remain limited to the senior management fees received from them.

We receive collateral management fees pursuant to collateral management agreements for services we provide as the collateral manager of RAIT I, RAIT II, Taberna Preferred Funding I, Ltd., or Taberna I, Taberna VIII and Taberna IX. If a collateral management agreement is terminated or if the securities serving as collateral for a securitization are prepaid or go into default, the collateral management fees will be reduced or eliminated.

We receive collateral management fees pursuant to collateral management agreements for acting as the collateral manager of RAIT I, RAIT II, Taberna I, Taberna VIII and Taberna IX. If all the notes issued by one of those securitizations are redeemed, or if the collateral management agreement is otherwise terminated, we will no longer receive collateral management fees from that securitization. In general, a collateral management agreement may be terminated both with and without cause at the direction of holders of a specified supermajority in principal amount of the notes issued by the securitization. Furthermore, such fees are based on the total amount of collateral held by the securitizations. If the securities serving as collateral for a securitization are prepaid or go into default, we will receive lower collateral management fees than expected or the collateral management fees may be eliminated.

In addition, collateral management agreements typically provide that if certain over-collateralization tests are failed, the collateral management agreement may be terminated by a vote of the security holders resulting in our loss of management fees from these securitizations.

If any of our securitizations fail to meet over-collateralization tests relevant to the securitization’s most senior existing debt, an event of default may occur. Upon an event of default, our ability to manage the securitization may be terminated and our ability to attempt to cure any defaults in the securitization would be limited, which would increase the likelihood of a reduction or elimination of cash flow and returns to us in those securitizations for an indefinite time.

Our investments in securitizations are exposed to greater uncertainty and risk of loss than investments in higher grade securities in these securitizations.

When we securitize assets such as commercial mortgage loans, mezzanine loans and trust preferred securities, or TruPS, the various tranches of investment grade and non-investment grade debt obligations and equity securities have differing priorities and rights to the cash flows of the underlying assets being securitized. We structured our securitization transactions to enable us to place debt and equity securities with investors in the capital markets at various pricing levels based on the credit position created for each tranche of debt and equity securities. The higher rated debt tranches have priority over the lower rated debt securities and the equity securities issued by the particular securitization entity with respect to payments of interest and principal using the cash flows from the collateral assets. The relative cost of capital increases as each tranche of capital becomes further subordinated, as does the associated risk of loss if cash flows from the assets are insufficient to repay fully interest and principal or pay dividends.

Since we own in many cases the “BBB,” “BB,” “B” and unrated debt and equity classes of securitizations, we are in a “first loss” position because the rights of the securities that we hold are subordinate in right of payment and in liquidation to the rights of higher rated debt securities issued by the securitization entities. Accordingly, we have incurred and may in the future incur significant losses when investing in these securities. In the event of default, we may not be able to recover all of our respective investments in these securities. In addition, we may experience significant losses if the underlying portfolio has been overvalued or if the values subsequently decline and, as a result, less collateral is available to satisfy interest, principal and dividend payments due on the related securities. The prices of lower credit quality securities are generally less sensitive to interest rate changes than higher rated investments, but are more sensitive to economic downturns or developments specific to a particular issuer. Current credit market conditions have caused a decline in the price of lower credit quality securities because the ability of obligors on the underlying assets to make principal, interest and dividend payments may be impaired. In addition, existing credit support in a number of the securitizations in which we have invested have been, and may in the future be, insufficient to protect us against loss of our investments in these securities. A number of the securitizations in which we have invested have suffered events of default or other events resulting in the termination for the foreseeable future of any distributions on the subordinated securities we hold.

Representations and warranties made by us in connection with loan sales to securitization vehicles may subject us to liability that could result in loan losses and could harm our operating results and, therefore distributions we make to our shareholders.

In connection with loan sales to securitization vehicles, we are required to make representations and warranties regarding, among other things, the borrowers, guarantors, collateral, originators and servicers of the loans sold to the depositor of such assets into securitization trusts. Many of the representations and warranties we are required to make are based on similar representations and warranties made to us by the borrowers and guarantors and/or on opinion letters, reports or insurance policies issued by third party providers. While we have no reason to believe that any of the representations and warranties made to us are inaccurate, untrue or misleading in any material respect, we rely on them in making our representations and warranties without independent verification of such matters.

If any of the representations or warranties that we make are found subsequently to be incorrect, the depositor and certain other principal loan sellers may have recourse against us including, without limitation, requiring us to cure the breach or repurchase the asset(s). While we generally have recourse to loan originators (if not us), borrowers, guarantors and/or other third parties whose representations, warranties, certifications, reports and/or other statements or work product we relied upon in making our representations and warranties, the originators, borrowers, guarantors and other third parties may not be able to honor their obligations to us.

We generally attempt to limit the potential remedies available to the depositor and other indemnified parties to the potential remedies that we have against the originators from whom we acquired the assets or the other responsible parties. However, in some cases, the remedies available to the depositor or other indemnified parties may be broader than those available to us against the originators of the assets or the other responsible parties and, in the event the depositor or other indemnified parties enforces their remedies against us, we may not always be able to enforce whatever remedies are available to us against the originators of the loans or the other responsible parties. Furthermore, if we discover, prior to the securitization of an asset, that there is any fraud or misrepresentation with respect to the origination of such asset and the originator fails to repurchase the asset, then we may not be able to sell the asset or we may have to sell it at a discount.

Our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business, increase revenue and pay distributions to our shareholders.

Our financing arrangements contain restrictions, covenants and events of default. Failure to meet or satisfy any of these covenants could result in an event of default under these agreements. These agreements may contain cross- default provisions so that an event of default under one agreement will trigger an event of default under other agreements. Defaults generally give our lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, and enforce their rights by foreclosing on or otherwise liquidating collateral pledged under these agreements. These restrictions may interfere with our ability to obtain financing or to engage in other business activities. Furthermore, our default under any of our financing arrangements could materially reduce our liquidity and our ability to make distributions to our shareholders.

We operate in a highly competitive market which may harm our business, financial condition, liquidity and results of operations.

Historically, we have been subject to significant competition in all of our business lines. We compete with many third parties engaged in finance and real estate investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms and broker-dealers, property managers, investment advisers, lenders, governmental bodies and other entities. With respect to our sponsored companies, we compete with other sponsors of offerings by commercial real estate businesses for access to debt and equity capital. Some of these competitors have, or in the future may have, substantially greater financial resources than we do and generally may be able to accept more risk. As such, they have the ability to make larger loans and to reduce the risk of loss from any one loan by having a more diversified loan portfolio. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of, and greater access to, capital and enhanced operating efficiencies. An increase in the general availability of funds to lenders, or a decrease in the amount of borrowing activity, may increase competition for making loans and may reduce obtainable yields or increase the credit risk inherent in the available loans.

Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms and reducing the fee income we realize from the origination, structuring and management of securitizations. It may also make it more difficult to obtain appreciation interests and increase the price, and thus reduce potential yields, on discounted loans we acquire. With respect to our sponsored companies, competition may make it harder for our sponsored companies to raise capital.

We face significant competition in our investments in real estate from other owners, operators and developers of properties, many of which own properties similar to ours in markets where we operate. Such competition may affect our ability to attract and retain tenants and reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to rent space at lower rental rates than we would or providing greater tenant improvement allowances or other leasing concessions. This combination of circumstances could adversely affect our revenues and financial performance.

Loss of our management team or the ability to attract and retain key employees could harm our business.

The real estate finance business is very labor-intensive. We depend on our management team to manage our investments and attract customers for financing by, among other things, developing relationships with issuers, financial institutions and others. The market for skilled personnel is highly competitive and has historically experienced a high rate of turnover. Due to the nature of our business, we compete for qualified personnel not only with companies in our business, but also in other sectors of the financial services industry. Competition for qualified personnel may lead to increased hiring and retention costs. We cannot guarantee that we will be able to attract or retain qualified personnel at reasonable costs or at all. If we are unable to attract or retain a sufficient number of skilled personnel at manageable costs, it could impair our ability to manage our investments and execute our investment strategies successfully, thereby reducing our earnings.

Our board of trustees may change our policies without shareholder consent.

Our board of trustees reviews our policies developed by management and, in particular, our investment policies. Our board of trustees may amend our policies or approve transactions that deviate from these policies without a vote of or notice to our shareholders. Policy changes could adversely affect the market price of our shares and our ability to make distributions. Our board of trustees cannot take any action to disqualify us as a REIT or to otherwise revoke our election to be taxed as a REIT without the approval of a majority of our outstanding voting shares.

Our organizational documents do not limit our ability to enter into new lines of business, and we may enter into new businesses, make future strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties in our business.

Our organizational documents do not limit us to our current business lines. Accordingly, we may pursue growth through strategic investments, acquisitions or joint ventures, which may include entering into new lines of business. In addition, we expect opportunities will arise to acquire other companies, including REITs, managers of investment products or originators of real estate debt. To the extent we make strategic investments or acquisitions, enter into joint ventures, or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with:

•	the required investment of capital and other resources,

•	the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk,

•	combining or integrating operational and management systems and controls and

•	compliance with applicable regulatory requirements including those required under the Code and the Investment Company Act of 1940, as amended, or the Investment Company Act.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputation damage relating to, systems, controls and personnel that are not under our control.

We engage in transactions with related parties and our policies and procedures regarding these transactions may be insufficient to address any conflicts of interest that may arise.

Under our code of business conduct, we have established procedures regarding the review, approval and ratification of transactions which may give rise to a conflict of interest between us and any employee, officer, trustee, their immediate family members, other businesses under their control and other related persons. In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with several related entities. These procedures do not guarantee that all potential conflicts will be identified, reviewed or sufficiently addressed.

Our transactions with, and investments in, certain securitization vehicles may create perceived or actual conflicts of interest.

We have engaged in transactions with, and invested in, certain of the securitization vehicles under which we also serve as collateral manager, and may do so in the future. These transactions have included, and may include in the future, surrendering for cancellation notes we hold issued by these vehicles and exchanges of our or others’ securities with these vehicles for assets collateralizing these vehicles. In addition, we have previously, and may in the future, purchase investments in these vehicles that are senior or junior to, or have rights and interests different from or adverse to, other investors or credit support providers in the debt or other securities of such securitization vehicles. Such situations may create perceived or actual conflicts of interest between us and such other investors or credit support providers for such investors. Our interests in such transactions and investments may conflict with the interests of such other investors or credit support providers at the time of origination or in the event of a default or restructuring of a securitization vehicle or underlying assets.

Furthermore, if we are involved in structuring the securitization vehicles or such securitization vehicles are structured as our subsidiaries, then our managers may have conflicts between us and other entities managed by them that purchase debt or other securities in such securitization vehicles with regard to setting subordination levels, determining interest rates, pricing the securities, providing for divesting or deferring distributions that would otherwise be made to equity interests, or otherwise setting the amounts and priorities of distributions to the holders of debt and equity interests in the securitization vehicles.

Although we seek to make decisions with respect to our securitization vehicles in a manner that we believe is fair and consistent with the operative legal documents governing these vehicles, perceived or actual conflicts may create dissatisfaction among the other investors in such vehicles or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and our reputation could be damaged if we fail to deal appropriately with one or more perceived or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, such conflicts of interest could materially adversely affect our ability to manage or generate income or cash flow from our securitizations business, cause harm to our reputation and adversely affect our ability to attract investors for future vehicles.

The organization and management of our sponsored companies may create conflicts of interest.

We have sponsored, and may sponsor in the future, the offerings of sponsored companies, including our subsidiary, Independence Realty Trust Inc. (NYSE MKT: IRT), or IRT. The sponsored companies currently hold, or may hold in the future, assets that we determine should be acquired by them and doing so may create conflicts of interest, including between investors in any sponsored companies and our shareholders, since many investment opportunities that are suitable for us may also be suitable for one or more of the sponsored companies and other investment vehicles. Additionally, our management and other real estate and debt finance professionals may face conflicts of interest in allocating their time among RAIT and the sponsored companies. Although as a company we will seek to make these decisions in a manner that we believe is fair and consistent with the operative legal documents governing these investment vehicles, the transfer or allocation of these assets may give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest would have a material adverse effect on our reputation which would materially adversely affect our ability to manage or generate income or cash flow from our sponsored companies and our ability to attract investors for future vehicles.

Our ability to raise capital and attract investors in our sponsored companies is critical to their respective success and ability to grow and depends on our ability to attract a sales force in our subsidiary, Independence Securities, our affiliated licensed broker-dealer responsible for such capital raising.

The sponsored companies will depend upon our ability to attract purchasers of equity interests, which will depend largely upon the efforts of the sales force in Independence Securities, our affiliated licensed broker-dealer responsible for such capital raising. Our ability to grow our sponsored companies will depend on our ability to retain and motivate our sales force and other key personnel and to strategically recruit, retain and compensate new personnel. However, we may not be successful in our efforts to recruit, retain and motivate the required personnel as the market for qualified professionals is extremely competitive. If we do not retain an effective sales force, or our sales professionals join competitors or form competing companies, it could limit the ability of our sponsored companies to raise capital, which would reduce their ability to carry out their business strategy and reduce our ability to derive income and other benefits from our sponsored companies.

We are exposed to loss if lenders under our repurchase agreements, warehouse facilities or other short-term debt liquidate the portfolio assets collateralizing or otherwise providing credit support for such debt. Moreover, assets financed by us pursuant to our repurchase agreements, warehouse facilities or other short-term debt may not be suitable for refinancing through, or sales to, future securitization transactions, which may require us to seek more costly financing for these assets, to liquidate assets or to repurchase these assets .

We have entered into repurchase agreements, and may in the future enter into other repurchase agreements, warehouse facilities or other debt with similar terms. Our lenders have the right under our current repurchase agreements, and may have the right under such other debt, to liquidate assets acquired thereunder upon the occurrence of certain events, such as an event of default. We are exposed to loss if the proceeds received by the lender upon any such liquidation are insufficient to satisfy our obligation to the lender. We are also subject to the risk that the assets subject to such repurchase agreements, warehouse facilities or other debt with similar terms might not be suitable for refinancing through, or sales to, future securitization transactions. If we were unable to refinance these assets through, or sell these assets to, future securitization transactions, we might be required to seek more costly financing for these assets, to liquidate assets or to repurchase assets under time constraints that may not produce the optimal return to us.

We will lose money on our repurchase transactions if the counterparty to the transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of the term or if we default on our obligations under the repurchase agreement.

When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty must resell the securities back to us at the end of the term of the transaction. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the market value of those securities, if the counterparty defaults on its obligation to resell the securities back to us we will incur a loss on the transaction. We will also incur a loss if the value of the underlying securities has declined as of the end of the transaction term, as we will have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could reduce our earnings, and thus our cash available for distribution to our shareholders.

Our financing of our REIT qualifying assets with repurchase agreements and warehouse facilities could adversely affect our ability to qualify as a REIT.

We have entered into and intend to enter into, sale and repurchase agreements under which we nominally sell certain REIT qualifying assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owners of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service, or IRS, could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT would be adversely affected because it would reduce the amount of assets that helps us meet relevant REIT asset tests. Similarly, if any of our REIT qualifying assets are subject to a repurchase agreement and are sold by the counterparty in connection with a margin call, the loss of those assets could impair our ability to qualify as a REIT because it would reduce the amount of assets that helps us meet relevant REIT asset tests. Accordingly, unlike other REITs, we may be subject to additional risk regarding our ability to qualify and maintain our qualification as a REIT.

If we deconsolidate any of RAIT I, RAIT II, Taberna VIII or Taberna IX or our sponsored companies, it may have a material effect on our financial statements.

Our consolidated financial statements reflect our accounts and the accounts of our majority-owned and/or controlled subsidiaries and of entities that are variable interest entities, or VIEs, where we have determined that we are the primary beneficiary of such entities in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, “Consolidation.” If we were to cease serving as the collateral manager for any of RAIT I, RAIT II, Taberna VIII or Taberna IX and/or if we determined that our retained interests in any such securitizations no longer made us its primary beneficiary, our determination to consolidate such securitization could change. If we deconsolidate any of these securitizations for these or any other reasons, such deconsolidation would have a material effect on our financial statements, including a material reduction of our assets, liabilities, equity and income. Similarly, we expect that the securities offerings we are sponsoring for our sponsored companies will result in our holding minority interests in the sponsored companies. If we held minority interests, if we were to cease serving as the advisor for any sponsored company for any reason and/or if we determined that our retained interests in any such sponsored company no longer made us its primary beneficiary that could affect our determination to consolidate such sponsored company. We have contributed a substantial amount of assets to IRT and may make similar transfers of our assets to other sponsored companies in the future and IRT and these other sponsored companies may acquire other assets and otherwise engage in significant activity while we consolidate them. If we deconsolidate IRT or any sponsored company that engaged in significant activity while we consolidated it for these or any other reasons, such deconsolidation may have a material effect on our financial statements, including a material reduction of our assets, liabilities, equity and income.

Quarterly results may fluctuate and may not be indicative of future quarterly performance.

Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of repayments of debt financing, variations in the amount of time between our receipt of the proceeds of a securities offering and our investment of those proceeds in loans or real estate, market conditions that result in increased cost of funds, the degree to which we encounter competition in our markets, general economic conditions and other factors referred to elsewhere in this section.

Our interest in IRT may be diluted as a result of a proposed offering.

On November 19, 2013, IRT filed a registration statement for a proposed underwritten public offering of its common stock. There can be no assurances that IRT will complete its offering. We currently own approximately 59.8% of IRT. Our ownership interest in IRT could be diluted as a result of the proposed offering.

Risks Related to Our Investments

Our reserves for loan losses may prove inadequate, which could have a material adverse effect on our financial results.

We maintain loan loss reserves to protect against potential losses and conduct a review of the adequacy of these reserves on a quarterly basis. Our general loan loss reserve reflects management’s then-current estimation of the probability and severity of losses within our portfolio, based on this quarterly review. In addition, our determination of asset-specific loan loss reserves relies on material estimates regarding the fair value of loan collateral. Estimation of ultimate loan losses, provision expenses and loss reserves is a complex and subjective process. As such, there can be no assurance that management’s judgment will prove to be correct and that reserves will be adequate over time to protect against potential future losses. Such losses could be caused by factors including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. If our reserves for credit losses prove inadequate we may suffer additional losses which would have a material adverse effect on our financial performance and results of operations.

We may not realize gains or income from investments and have realized, and may continue to realize, losses from some of our investments, including our portfolio of debt securities.

We seek to generate both current income and capital appreciation. However, our investments may not appreciate in value and, in fact, a substantial portion of our investments have declined, and may continue to decline, in value. In addition, some of the financings that we originated and the loans and securities in which we invest have defaulted, and may continue to be in default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from investments and may realize losses. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our respective expenses.

Our portfolio of debt securities has been adversely affected by, and may continue to be adversely affected by, economic developments affecting the business sectors in which our borrowers operate, including homebuilders, residential mortgage providers, commercial mortgage providers, office, specialty finance, retail, hospitality and storage, resulting in a substantial reduction in their fair value which adversely affects our financial performance and a substantial decrease in the cash flow we receive from the securitizations holding debt securities. We cannot assure you that the fair value we reflect for any asset or liability in any particular reporting period will not change adversely in a subsequent reporting period.

Uninsured and underinsured losses may affect the value of, or our return from, our real estate.

Our properties, and the properties underlying our loans, have comprehensive insurance in amounts we believe are sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. There are, however, certain types of losses, such as earthquakes, sinkholes, floods, hurricanes and terrorism that may be uninsurable or not economically insurable. Also, inflation, changes in building codes and ordinances, environmental considerations and other factors might make it impractical to use insurance proceeds to replace a damaged or destroyed property. If any of these or similar events occurs, it may reduce our return from an affected property and the value of our investment.

Real estate with environmental problems may create liability for us.

The existence of hazardous or toxic substances on a property will adversely affect its value and our ability to sell or borrow against the property. Contamination of real estate by hazardous substances or toxic wastes not only may give rise to a lien on that property to assure payment of the cost of remediation, but also can result in liability to us as owner, operator or lender for that cost. Many environmental laws can impose liability whether we know of, or are responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses, and may materially limit our use of our properties and our ability to make distributions to our shareholders. In addition, future or amended laws, or more stringent interpretations or enforcement policies with respect to existing environmental requirements, may increase our exposure to environmental liability.

Our investment portfolio may have material geographic, sector, property-type and sponsor concentrations.

We may have material geographic concentrations related to our investments in commercial real estate loans and properties. The REITs and real estate operating companies in whose securities we invest in may also have material geographic concentrations related to their investments in real estate, loans secured by real estate or other investments. We also have material concentrations in the property types that comprise our commercial loan portfolio and in the industry sectors that comprise our unsecured securities portfolio. We also have material concentrations in the sponsors of properties that comprise our commercial loan portfolio. Where we have any kind of concentration risk in our investments, an adverse development in that area of concentration could reduce the value of our investment and our return on that investment and, if the concentration affects a material amount of our investments, impair our ability to execute our investment strategies successfully, reduce our earnings and reduce our ability to make distributions.

Our due diligence efforts before making an investment may not identify all the risks related to that investment.

Before originating a loan or investment for, or making a loan to or investment in, an entity, we will assess the strength and skills of the entity’s management and other factors that we believe will determine the success of the loan or investment. In making the assessment and otherwise conducting customary due diligence, we expect to rely on available resources and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. As a result, there can be no assurance that the due diligence processes we conduct will uncover all relevant facts or that any investment will be successful.

Our investments are relatively illiquid which may make it difficult for us to sell such investments if the need arises and any sales may be at a loss to us.

Our commercial real estate loans and our investments in real estate are relatively illiquid investments and we may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions or dispose of these assets quickly or at all in the event we need additional liquidity. We make and hold investments in securities issued by private companies and other illiquid investments. A portion of these investments may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for us to sell such investments if the need arises and may impair the value of these investments. Any sales of investments we make may result in our recognizing a loss on the sale.

Our subordinated real estate investments such as mezzanine loans and preferred equity interests in entities owning real estate involve increased risk of loss.

We invest in mezzanine loans and other forms of subordinated financing, such as investments consisting of preferred equity interests in entities owning real estate. Because of their subordinate position, these subordinated investments carry a greater credit risk than senior lien financing, including a substantially greater risk of non-payment. If a borrower defaults on our subordinated investment or on debt senior to us, our subordinated investment will be satisfied only after the senior debt is paid off, which may result in our being unable to recover the full amount, or any, of our investment. A decline in the real estate market could reduce the value of the property so that the aggregate outstanding balances of senior liens may exceed the value of the underlying property.

Where debt senior to our investment exists, the presence of inter-creditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill” periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire the underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process. In the event of a default on a senior loan, we may elect to make payments, if we have the right to do so, in order to prevent foreclosure on the senior loans. When we originate or acquire a subordinated investment, we may not have the right to service senior loans. The servicers of the senior loans are responsible to the holders of those loans, whose interests will likely not coincide with ours, particularly in the event of a default. Accordingly, the senior loans may not be serviced in a manner advantageous to us. It is also possible that, in some cases, a “due on sale” clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may apply to the sale of the property if we foreclose, increasing our risk of loss.

We have loans that are not collateralized by recorded or perfected liens on the real estate underlying our loans. Some of the loans not collateralized by liens are secured instead by deeds-in-lieu of foreclosure, also known as “pocket deeds.” A deed-in-lieu of foreclosure is a deed executed in blank that the holder is entitled to record immediately upon a default in the loan. Loans that are not collateralized by recorded or perfected liens are subordinate not only to existing liens encumbering the underlying property, but also to future judgments or other liens that may arise as well as to the claims of general creditors of the borrower. Moreover, filing a deed-in-lieu of foreclosure with respect to these loans will usually constitute an event of default under any related senior debt. Any such default would require us to assume or pay off the senior debt in order to protect our investment. Furthermore, in a borrower’s bankruptcy, we will have materially fewer rights than secured creditors and, if our loan is secured by equity interests in the borrower, fewer rights than the borrower’s general creditors. Our rights also will be subordinate to the lien-like rights of the bankruptcy trustee. Moreover, enforcement of our loans against the underlying properties will involve a longer, more complex, and likely, more expensive legal process than enforcement of a mortgage loan. In addition, we may lose lien priority in many jurisdictions, to persons who supply labor and materials to a property. For these and other reasons, the total amount that we may recover from one of our investments may be less than the total amount of that investment or our cost of an acquisition of an investment.

We may not control the special servicing of the mortgage loans or other debt underlying the debt securities in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interest.

In circumstances where we do not maintain a first mortgage position, overall control over the special servicing of the mortgage loans or other debt underlying the debt securities in which we invest may be held by a directing certificate holder which is typically appointed by the holders of the most subordinate class of such debt security then outstanding. We ordinarily do not have the right to appoint the directing certificate holder. In connection with the servicing of the specially serviced loans, the related special servicer may, at the direction of the directing certificate holder, take actions that could adversely affect our interest.

Acquisitions of discounted loans may involve increased risk of loss.

We may acquire existing loans at a discount from both the outstanding balances of the loans and the appraised value of the properties underlying the loans. These loans typically are in default under the original loan terms or other requirements and are subject to forbearance agreements. A forbearance agreement typically requires a borrower to pay to the lender all revenue from a property after payment of the property’s operating expenses in return for the lender’s agreement to withhold exercising its rights under the loan documents. Acquiring loans at a discount involves a substantially higher degree of risk of non-collection than loans that conform to institutional underwriting criteria. We do not acquire a loan unless material steps have been taken toward resolving problems with the loan, or its underlying property.

Financing with high loan-to-value ratios may involve increased risk of loss.

A loan-to-value ratio is the ratio of the amount of our financing, plus the amount of any senior indebtedness, to the appraised value of the property underlying the loan. We expect to continue to hold loans with high loan-to-value ratios. By reducing the margin available to cover fluctuations in property value, a high loan-to-value ratio increases the risk that, upon default, the amount obtainable from the sale of the underlying property may be insufficient to repay the financing.

Preferred equity investments in REITs and real estate operating companies may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers.

We have invested, and may continue to invest in preferred securities of REITs and real estate operating companies, depending upon our ability to finance such assets directly or indirectly in accordance with our financing strategy. Preferred equity investments involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to debt and are not secured by property underlying the investment. Furthermore, should an issuer of preferred equity default on our investment, we would only be able to proceed against the issuer, and not the property owned by the issuer. In most cases, a preferred equity holder has no recourse against an issuer for a failure to pay stated dividends; rather, unpaid dividends typically accrue and the preferred shareholder maintains a liquidation preference in the event of a liquidation of the issuer of the preferred securities. An issuer may not have sufficient assets to satisfy any liquidation preference to which we may be entitled. As a result, we may not recover some or all of our investments in preferred equity securities.

The commercial mortgage loans in which we invest and the commercial mortgage loans underlying the CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us that may result in reduced earnings or losses and reduce our ability to pay distributions to our shareholders.

We hold substantial portfolios of commercial mortgage loans and commercial mortgage-backed securities, or CMBS, which are secured by multi-family or other commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a non-recourse loan secured by an income-

producing property typically depends primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a commercial mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a commercial mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure of a commercial mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities in which we invest are subject to all of the risks of the underlying mortgage loans.

If we are unable to improve the performance of commercial real estate properties we take control of in connection with restructurings, workouts and foreclosures of investments, our financial performance may be adversely affected.

We have taken control of properties underlying our commercial real estate investments in connection with restructurings, workouts and foreclosures of these investments. If we are unable to improve the performance of these properties from their performance under their prior owners, our cash flow may be adversely affected if the properties’ cash flow is insufficient to support payments due on any related debt and we may not be able to sell these properties at a price that will allow us to recover our investment.

We may need to make significant capital improvements to our properties in order to remain competitive.

Our investments in real estate may face competition from newer, more updated properties. In order to remain competitive, we may need to make significant capital improvements to these properties. In addition, if we need to re-lease a property, we may need to make significant tenant improvements. Any financing of such improvements may reduce our ability to operate the property profitably and, if financing is not available, we may be use our available cash resources which would reduce our cash flow, liquidity and ability to make distributions to shareholders.

Lease expirations, lease defaults and lease terminations may adversely affect our revenue.

Lease expirations, lease defaults and lease terminations may result in reduced revenue from our real estate if the lease payments received from replacement tenants are less than the lease payments received from the expiring, defaulting or terminating tenants. In addition, lease defaults by one or more significant tenants, lease terminations by tenants following events causing significant damage to the property or takings by eminent domain, or the failure of tenants under expiring leases to elect to renew their leases, could cause us to experience long periods with reduced or no revenue from a property and to incur substantial capital expenditures in order to obtain replacement tenants. See Item 2-“Properties,” in our Annual Report on Form 10-K for the year ended December 31, 2012 for a ten-year lease expiration schedule for our non-residential properties as of December 31, 2012.

Risks Relating to the Fair Value of Our Assets and Liabilities

A decline in the market value of the assets we finance pursuant to repurchase agreements or warehouse facilities may result in margin calls that may force us to sell assets under adverse market conditions.

Our current repurchase agreements allow, and we expect any warehouse facilities and repurchase agreements we enter into in the future to allow, our lender to make margin calls that would require us to make cash payments or deliver additional assets to our lender in the event that there is a decline in the market value of the assets that collateralize our repurchase agreements or debt under our warehouse facilities. As a result, a decline in the market value of assets collateralizing any such debt may result in our lenders initiating margin calls and requiring a pledge of additional collateral or cash. Posting additional collateral or cash to support our borrowings would reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. As a result, we could be forced to sell some of our assets in order to maintain liquidity. Forced sales typically result in lower sales prices than do market sales made in the normal course of business. If our investments were liquidated at prices below the amortized cost basis of such investments, we would incur losses, which could result in a rapid deterioration of our financial condition.

A portion of our assets and liabilities are recorded at fair value as determined in good faith by our management and, as a result, there may be uncertainty as to the value of these investments.

We reflect certain investments in securities, certain CDO notes payable, certain derivative instruments and other assets and liabilities at fair value in our balance sheet, with all changes in fair value recorded in earnings. Most of these investments are securities or other assets that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. For further discussion of the fair value of our financial instruments, see the notes to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. We value these investments quarterly at fair value. Because such valuations are inherently uncertain, may fluctuate over short periods of time and are based on assumptions and estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. If our determinations regarding the fair value of these investments are not realized, we could record a loss upon their disposal.

When we acquire properties through the foreclosure of commercial real estate loans, we may recognize losses if the fair value of the property internally determined upon such acquisition is less than the previous carrying amount of the foreclosed loan.

We periodically acquire properties through the foreclosure of commercial real estate loans. Upon acquisition, we value the property and its related assets and liabilities. We determine the fair values based primarily upon discounted cash flow or capitalization rate models, the use of which requires critical assumptions including discount rates, capitalization rates, vacancy rates and growth rates based, in part, on the properties’ operating history and third party data. We may recognize losses if the fair value of the property internally determined upon acquisition is less than the previous carrying amount of the foreclosed loan.

The fair value of assets that we record at their fair value under the fair value option may decline, which may decrease our net income.

The fair value of investments that we record on our financial statements at their fair value under FASB ASC Topic 825, may decline, which may decrease our net income. These investments consist primarily of our portfolio of TruPS and subordinated debentures.

The fair value of our CDO notes payable issued by our consolidated securitizations, Taberna VIII and Taberna IX, has declined more significantly than the fair value of the assets collateralizing those securitizations and, if the fair value of the CDO notes payable increases to approximate that of the underlying assets or if the CDO notes payable are repaid at their par amount, that would materially reduce our earnings and shareholders’ equity.

Through September 30, 2013 the cumulative effect of the fair value adjustments recorded on each financial asset and liability selected for the fair value option resulted in a net increase in shareholders’ equity of $196.8 million, principally as a result of adjustments in the fair value of our CDO notes payable and other liabilities. This increase in shareholders’ equity has reversed, and may continue to reverse, through earnings as an unrealized loss in the future. For example, our CDO notes payable have recovered, and may continue to recover, some or all of their value sooner than any recovery of the value of the securities collateralizing them, the net difference in the respective recoveries has materially reduced, and may continue to reduce, earnings and our shareholders’ equity. Under current market conditions and the volatility in interest rates and the credit performance of our underlying collateral, we cannot assure you that there will not be further significant fluctuations in the fair value of our assets and liabilities, which could materially reduce earnings and our shareholders’ equity.

At September 30, 2013, our total investment in Taberna VIII and Taberna IX is approximately $372.4 million which represents both preferred equity and various levels of debt positions. Approximately 88.3% of the investments are in the form of TruPS and TruPS related receivables issued by commercial real estate companies. The typical TruPS instruments are unsecured borrowings with a 30 year maturity and a 5 year no-call provision that prevented prepayments. Beginning in 2012, the no-call provisions for TruPS collateralizing Taberna VIII and Taberna IX started to expire and the TruPS issuers have the option to prepay the instruments on which the no-call provisions have expired. Given the historically low interest rate environment in comparison to when the collateral was originated, together with improving performance for some of these TruPS issuers, we expect some of the TruPS issuers will elect to prepay their TruPS. We expect to use any prepayments to repay the most senior tranches of the non-recourse CDO notes payable issued by Taberna VIII and Taberna IX in accordance with the terms of their respective indentures. We carry these CDO notes payable at their fair market value on our financial statements, which is currently lower than the amount due thereunder, and any negative difference between the amount paid and the carrying amount may result in incremental non-cash charges to our GAAP earnings.

Interest rate changes may reduce the value of our investments.

Changes in interest rates affect the market value of our investment portfolio. In general, the market value of a loan will change in inverse relation to an interest rate change where a loan has a fixed interest rate or only limited interest rate adjustments. Accordingly, in a period of rising interest rates, the market value of such a loan will decrease. Moreover, in a period of declining interest rates, real estate loans with rates that are fixed or variable only to a limited extent may have less value than other income-producing securities due to possible prepayments. Interest rate changes will also affect the return we obtain on new loans. In particular, during a period of declining rates, our reinvestment of loan repayments may be at lower rates than we obtained in prior investments or on the repaid loans. Also, increases in interest rates on debt we incur may not be reflected in increased rates of return on the investments funded through such debt, which would reduce our return on those investments. Accordingly, interest rate changes may materially affect the total return on our investment portfolio, which in turn will affect the amount available for distribution to shareholders.

The value of our investments depends on conditions beyond our control.

Our investments include loans secured directly or indirectly by real estate, interests in entities whose principal or sole assets are real estate or direct ownership of real estate. As a result, the value of these investments depends primarily upon the value of the real estate underlying these investments which is affected by numerous factors beyond our control including general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other factors beyond our control. The value of this underlying real estate may also be affected by factors such as the costs of compliance with use, occupancy and similar regulations, potential or actual liabilities under applicable environmental laws, changes in interest rates and the availability of financing. Income from a property will be reduced if a significant number of tenants are unable to pay rent or if available space cannot be rented on favorable terms. Operating and other expenses of this underlying real estate, particularly significant expenses such as mortgage payments, insurance, real estate taxes and maintenance costs, generally do not decrease when income decreases and, even if revenue increases, operating and other expenses may increase faster than revenues.

Any investment may also be affected by a borrower’s failure to comply with the terms of our investment, its bankruptcy, insolvency or reorganization or its properties becoming subject to foreclosure proceedings, all of which may require us to become involved in expensive and time-consuming litigation. Some of our investments defer some portion of our return to loan maturity or the mandatory redemption date. The borrower’s ability to satisfy these deferred obligations may depend upon its ability to obtain suitable refinancing or to otherwise raise a substantial amount of cash. These risks may be subject to the same considerations we describe in “Risks Related to Our Investments” above.

Risks Relating to Our Use of Derivatives and Hedging Instruments

Our hedging transactions may not insulate us from interest rate risk, which could cause volatility in our earnings.

Subject to limits imposed by our desire to maintain our qualification as a REIT, we enter into hedging transactions to limit exposure to changes in interest rates. We are therefore exposed to risks associated with such transactions. We have entered into, and expect to continue to enter into, interest rate swap agreements. We may also use instruments such as forward contracts and interest rate caps, currency swaps, collars and floors to seek to hedge against fluctuations in the relative values of portfolio positions from changes in market interest rates. Hedging against a decline in the values of portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we would not be able to enter into a hedging transaction at an acceptable price.

The success of hedging transactions undertaken by us will depend on our ability to structure and execute effective hedges for the assets we hold and, to a degree, on our ability to anticipate interest rate or currency value fluctuations, the expected life of our assets or other factors. Our failure to do so may result in poorer overall investment performance than if we had not engaged in such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Changes in fair value can be caused by changes in interest rates that are not fully hedged. To the extent that we fail to hedge fully against adverse fluctuations in interest rates, our earnings will be reduced or we could have losses.

While we use hedging to mitigate certain risks, our failure to completely insulate the portfolios from those risks may cause greater volatility in our earnings.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks of default by the hedging counterparty and illiquidity.

Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into puts and calls on securities or indices of securities, interest rate swaps, caps and collars, including options and forward contracts, and interest rate lock agreements, principally Treasury lock agreements, to seek to hedge against mismatches between the cash flows from our assets and the interest payments on our liabilities. Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. There are often no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements.

The business failure of a counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we entered into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we seek to reserve the right to terminate our hedging positions, we may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. A liquid secondary market may not exist for hedging instruments purchased or sold, and we may have to maintain a position until exercise or expiration, which could result in losses.

The Dodd Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, may impose significant requirements on hedging instruments we use. Our compliance efforts and any need for us to change the manner in which we structure our hedges may result in increased expenses. Also, the Dodd-Frank Act provides for the creation of a clearing house for hedging instruments and require the posting of cash collateral based on the fair value of any hedging instruments. Any such posting requirement could reduce our liquidity or limit our ability to hedge.

Our ability to enter into hedging transactions at commercially reasonable rates may be limited by developments relating to the counterparties we used historically and economic and credit market conditions generally.

Most of the counterparties under our outstanding hedging instruments are affiliates of investment banks that have subsequently been acquired by other financial institutions. We cannot assure you that as our outstanding hedges reach their termination dates or as we seek to enter into new hedging transactions, that our historical counterparties or other institutions with acceptable credit ratings will enter into hedging transactions with us on commercially reasonable terms or at all. If we cannot enter into interest rate hedges on commercially reasonable terms, our exposure to interest rate risk will increase. The risk of defaults by our counterparties may increase in the event the markets for hedging transactions shrink or otherwise become more volatile.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Part of our investment strategy involves entering into derivative contracts like the interest rate swaps we use to limit our exposure to interest rate movements. Most of our derivative contracts require us to fund cash payments upon the early termination of a derivative agreement caused by an event of default or other early termination event. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. In addition, some of these derivative arrangements require that we maintain specified percentages of cash collateral with the counterparty to fund potential liabilities under the derivative contract. We may have to make cash payments in order to maintain the required percentage of collateral with the counterparty. These economic losses would be reflected in our results of operations, and our ability to fund these obligations would depend on the liquidity of our respective assets and access to capital at the time. The need to fund these obligations could adversely impact our results of operations and liquidity. Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in the entity’s business.

Tax Risks

We and Taberna Realty Finance Trust, or Taberna, and IRT, or our REIT affiliates, may fail to qualify as a REIT, and such failure to qualify would have significant adverse consequences on the value of our common shares. In addition, if we fail, or any REIT affiliate fails, to qualify as a REIT, our respective dividends will not be deductible, and the entity will be subject to corporate-level tax on its net taxable income, which would reduce the cash available to make distributions.

We believe that we have been organized and operated in a manner that will allow us to qualify as a REIT. We have not requested, and do not plan to request, a ruling from the IRS that we and our REIT affiliates qualify as a REIT and any statements in our filings or the filings of our REIT affiliates with the SEC are not binding on the IRS or any court. Qualification as a REIT involves the application of highly technical and complex Code provisions, for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may also affect our abilities and those of our REIT affiliates to qualify as a REIT. In order to qualify as a REIT, we and our REIT affiliates must each satisfy a number of requirements, including requirements regarding the composition of our respective assets and sources of our respective gross income. Also, we must each make distributions to our respective shareholders aggregating annually at least 90% of our respective net taxable incomes, excluding net capital gains. In addition, our respective ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership or REIT for U.S. federal income tax purposes. As an example, to the extent we invest in preferred equity securities of other REIT issuers, our qualification as a REIT will depend upon the continued qualification of such issuers as REITs under the Code. Accordingly, unlike other REITs, we and our REIT affiliates may be subject to additional risk regarding our respective ability to qualify and maintain our respective qualification as a REIT. The reduction in our rate of originating new assets, operations and liquidity may adversely impact our and our REIT affiliates’ ability to meet REIT requirements, and we and our REIT affiliates may be less able to make changes to our respective investment portfolios to adjust our respective REIT qualifying assets and income depending on our respective ability to deploy capital and maintain assets under management.

There can be no assurance that we and our REIT affiliates will be successful in operating in a manner that will allow us to each qualify as a REIT. Because we receive significant distributions from our REIT affiliates, the failure of one or more of such REIT affiliates to maintain its REIT status could cause us to lose our REIT status. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our respective ability to qualify as a REIT or the desirability of an investment in a REIT relative to other investments.

If we or any of our REIT affiliates fail to qualify as a REIT or lose our respective qualification as a REIT at any time, we, or such REIT affiliate, would face serious tax consequences that would substantially reduce the funds available for distribution to our respective shareholders for each of the years involved because:

•

we, or such REIT affiliate, would not be allowed a deduction for distributions to our respective shareholders in computing taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we, or such REIT affiliate, also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless statutory relief provisions apply, we, or such REIT affiliate, could not elect to be taxed as a REIT for four taxable years following the year of disqualification.

In addition, if we, or such REIT affiliate, fail to qualify as a REIT, such entity will not be required to make distributions to its shareholders, and all distributions to shareholders will be subject to tax as regular corporate dividends to the extent of current and accumulated earnings and profits.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT, we and our REIT affiliates must each continually satisfy various tests regarding sources of income, nature and diversification of assets, amounts distributed to shareholders and the ownership of common shares. In order to satisfy these tests, we and our REIT affiliates may be required to forgo investments that might otherwise be made. Accordingly, compliance with the REIT requirements may hinder our and our REIT affiliates’ investment performance.

In particular, at least 75% of our and our REIT affiliates total assets at the end of each calendar quarter must each consist of real estate assets, government securities, and cash or cash items. For this purpose, “real estate assets” generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other entities that qualify as REITs, interests in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular or residual interests in a real estate mortgage investment conduit, or REMIC. In addition, the amount of securities of a single issuer that we and each of our REIT affiliates hold must generally not exceed either 5% of the value of our or the applicable REIT affiliate’s gross assets or 10% of the vote or value of such issuer’s outstanding securities.

Certain of the assets that we or our REIT affiliates hold or intend to hold, including TruPS and unsecured loans to REITs or other entities, will not be qualified real estate assets for the purposes of the REIT asset tests. In addition, although preferred equity securities of REITs (which would not include TruPS) should generally be treated as qualified real estate assets, that treatment is available only if the preferred equity securities (i) are treated as equity for U.S. tax purposes, and (ii) are issued by entities that maintain their qualification as REITs. CMBS should generally qualify as real estate assets. However, to the extent that we or our REIT affiliates own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by corporations that are not secured by mortgages on real property, those securities will likely not be qualifying real estate assets for purposes of the REIT asset tests.

We and our REIT affiliates generally will be treated as the owner of any assets that collateralize a securitization transaction to the extent that we or such affiliates retain all of the equity of the securitization entity and do not make an election to treat such securitization entity as a taxable REIT subsidiary, or TRS, as described in further detail below.

As noted above, in order to comply with the REIT asset tests and 75% gross income test, at least 75% of each of our respective total assets and 75% of gross income must be derived from qualifying real estate assets, whether or not such assets would otherwise represent our respective best investment alternative.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory or primarily for sale to customers in the ordinary course of business. The prohibited transaction tax may apply to any sale of assets to a securitization and to any sale of securitization securities, and therefore may limit our respective ability to sell assets to or equity in securitizations and other assets.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in securitization transactions through our TRSs, subject to certain limitations as described below. To the extent that we and our REIT affiliates engage in such activities through TRSs, the income associated with such activities may be subject to full U.S. federal corporate income tax.

Neither TruPS nor equity in corporate entities, such as issuers of securitizations that hold TruPS, will qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. We and Taberna must continue to invest in qualifying real estate assets, such as mortgage loans, debt securities secured by real estate and interests in real property to maintain our respective REIT qualifications, and these assets typically generate less attractive returns than TruPS which could result in reduced returns to Taberna, and therefore to our shareholders.

Neither TruPS nor equity in corporate entities, such as issuers of securitizations, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests that Taberna must meet on a quarterly basis to maintain its qualification as a REIT. The income received from Taberna’s investments in TruPS or in corporate entities holding TruPS generally will not qualify as real estate-related income for purposes of the REIT gross income tests. If Taberna fails to make sufficient investments in qualifying real estate assets, Taberna will likely fail to maintain its REIT qualification, which could cause Taberna to be subject to significant taxes and RAIT to fail to maintain its REIT qualification and be subject to significant taxes. REIT qualifying investments typically are lower yielding than Taberna’s expected returns on TruPS. Accordingly, maintaining sufficient amounts of REIT qualifying investments could result in reduced returns to Taberna, and therefore to our shareholders.

Furthermore, if income inclusions from Taberna’s foreign TRSs, Taberna VIII and Taberna IX, are determined not to qualify for the REIT 95% gross income test, Taberna could fail to qualify as a REIT, or even if it did not fail to qualify as a REIT, Taberna could be subject to a penalty tax. In addition, Taberna would need to invest in sufficient qualifying assets, or sell some of its interests in Taberna VIII and Taberna IX to ensure that the income recognized by Taberna from Taberna VIII and Taberna IX does not exceed 5% of Taberna’s gross income. See “We or Taberna may lose our or its REIT qualification or be subject to a penalty tax if the IRS successfully challenges our or its characterization of income from Taberna VIII and Taberna IX.” Any reduction in Taberna’s net taxable income would have an adverse effect on its liquidity, and its ability to pay distributions to us.

Each of our and our REIT affiliates’ qualifications as a REIT may be dependent on the issuers of the REIT securities in which we invest maintaining their REIT qualification and the accuracy of legal opinions rendered to or statements made by the issuers of securities, including securitizations, in which we invest.

When purchasing securities issued by REITs, we and our REIT affiliates may each rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such issuer qualifies as a REIT for U.S. federal income tax purposes and whether such securities represent debt or equity securities for U.S. federal income tax purposes, and therefore to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing securitization equity, we and our REIT affiliates may each rely on opinions of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax. The inaccuracy of any such opinions or statements may adversely affect our or our REIT affiliates respective REIT qualification and/or result in significant corporate-level tax. In addition, if the issuer of any REIT equity securities in which we or our REIT affiliates invest were to fail to maintain its qualification as a REIT, the securities of such issuer held by us or such affiliate will fail to qualify as real estate assets for purposes of maintaining REIT qualification and the income generated by such securities will not represent qualifying income for purposes of the 75% REIT gross income test and therefore could cause us or such affiliate to fail to qualify as a REIT.

We or Taberna may lose our or its REIT qualification or be subject to a penalty tax if the IRS successfully challenges our or its characterization of income from Taberna VIII and Taberna IX.

We and Taberna are required to include in income, in certain cases, even without the receipt of actual distributions, earnings from foreign TRSs –Taberna VIII and Taberna IX, or other foreign corporations that are not qualified REIT subsidiaries. Taberna treats, and we intend to treat, certain of these income inclusions as qualifying income for purposes of the 95% gross income test applicable to REITs but not for purposes of the REIT 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in Taberna VIII and Taberna IX are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no clear precedent with respect to the qualification of such income. However, based on advice of counsel, we and Taberna intend to treat such inclusions, to the extent distributed by Taberna VIII and Taberna IX in the year it was accrued, as qualifying income for purposes of the 95% gross income test. In 2011, the IRS issued several private letter rulings considering situations in which a REIT had to include income inclusions from foreign corporations. The IRS ruled that such income inclusions would qualify for the 95% gross income test. Since private letter rulings may only be relied upon by the taxpayers to whom such letters were issued, it is still possible that, because our income inclusions from foreign TRSs do not meet the literal requirements of the REIT provisions, the IRS might take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we or Taberna could fail to qualify as a REIT. Even if such income does not cause us or Taberna to fail to qualify as a REIT because of certain relief provisions, we or Taberna would be subject to a penalty tax with respect to such income because such income, together with other non-qualifying income earned by us or Taberna, has exceeded and will exceed 5% of its gross income. This penalty tax, if applicable, would be calculated by multiplying the amount by which our or Taberna’s non-qualifying income exceeds 5% of our or Taberna’s total gross income by a fraction intended to reflect our or Taberna’s profitability. In addition, if such income were determined not to qualify for the 95% gross income test, we or Taberna would need to invest in sufficient qualifying assets, or sell some interests in Taberna VIII, Taberna IX or other foreign corporations that are not qualified REIT subsidiaries to ensure that the income recognized by us or Taberna from Taberna VIII, Taberna IX and such other foreign corporations, when combined with our other non-qualifying income for the 95% gross income test, does not exceed 5% of our or Taberna’s gross income.

We have federal and state tax obligations.

Even if we qualify as REITs for U.S. federal income tax purposes, we will be required to pay U.S. federal, state and local taxes on income and property. In addition, our domestic TRSs are fully taxable corporations that will be subject to taxes on their income, and they may be limited in their ability to deduct interest payments made to us. We also will be subject to a 100% penalty tax on certain amounts if the economic arrangements among us and TRSs are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to customers in the ordinary course of business. We may be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to shares held by “disqualified organizations.” In addition, under certain circumstances we could be subject to a penalty tax for failure to meet certain REIT requirements but nonetheless maintains its qualification as a REIT. For example, we may be required to pay a penalty tax with respect to income inclusions from foreign TRSs in the event such income is determined not to be qualifying income for purposes of the 95% gross income test but we are otherwise able to remain qualified as a REIT. To the extent that we or the TRSs are required to pay U.S. federal, state or local taxes, we will have less to distribute to shareholders.

Failure to make required distributions would subject us to tax, which would reduce the ability to pay distributions to our shareholders.

In order to qualify as a REIT, we and our REIT affiliates must each distribute to our respective shareholders each calendar year at least 90% of our respective REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we and our REIT affiliates each satisfy the 90% distribution requirement, but distribute less than 100% of net taxable income, we or such affiliate will be subject to U.S. federal corporate income tax. In addition, we or our REIT affiliates will incur a 4%

nondeductible excise tax on the amount, if any, by which our respective distributions in any calendar year are less than the sum of:

•	85% of ordinary income for that year;

•	95% of capital gain net income for that year; and

•	100% undistributed taxable income from prior years.

We and our REIT affiliates each intend to distribute our respective net income to our respective shareholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that any TRS of ours or our REIT affiliates distribute their after-tax net income to us or our REIT affiliates and such TRSs may, to the extent consistent with maintaining our or our REIT affiliates’ qualification as a REIT, determine not to make any current distributions to us or our REIT affiliates. However, Taberna’s foreign TRSs, Taberna VIII and Taberna IX, will generally be deemed to distribute their earnings to Taberna on an annual basis for U.S. federal income tax purposes, regardless of whether such TRSs actually distribute their earnings.

Our or our REIT affiliates’ respective taxable income may substantially exceed our or their respective net income as determined by accounting principles generally accepted in the United States, or GAAP, because, for example, expected capital losses will be deducted in determining our respective GAAP net income, but may not be deductible in computing our or their respective taxable income. GAAP net income may also be reduced to the extent we or our REIT affiliates have to “markdown” the value of our respective assets to reflect their current value. Prior to the sale of such assets, those mark-downs do not comparably reduce taxable income. In addition, we or our REIT affiliates may invest in assets including the equity of securitization entities that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. This taxable income may arise for us in the following ways:

•

Repurchase of our debt at a discount, including our convertible senior notes or CDO notes payable, will generally result in our recognizing REIT taxable income in the form of cancellation of indebtedness income generally equal to the amount of the discount.

•

Origination of loans with appreciation interests may be deemed to have original issue discount for federal income tax purposes. Original issue discount is generally equal to the difference between an obligation’s issue price and its stated redemption price at maturity. This “discount” must be recognized as income over the life of the loan even though the corresponding cash will not be received until maturity.

•

Our or our REIT affiliates’ loan terms may provide for both an interest “pay” rate and “accrual” rate. When this occurs, we recognize interest based on the sum of the pay rate and the accrual rate, but only receive cash at the pay rate until maturity of the loan, at which time all accrued interest is due and payable.

•

Our or our REIT affiliates’ loans or unconsolidated real estate may contain provisions whereby the benefit of any principal amortization of the underlying senior debt inures to us or our REIT affiliates. We or our REIT affiliates recognize this benefit as income as the amortization occurs, with no related cash receipts until repayment of our loan.

•	Sales or other dispositions of investments in real estate, as well as significant modifications to loan terms may result in timing differences between income recognition and cash receipts.

Although some types of taxable income are excluded to the extent they exceed 5% of our net income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any taxable income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we or it regard as unfavorable in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% deductible excise tax in that year.

If our or Taberna’s securitizations are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us or Taberna and pay their creditors.

Taberna’s consolidated foreign securitization subsidiaries, Taberna VIII and Taberna IX, are organized as Cayman Islands companies, and we may own similar foreign securitizations in the future. There is a specific exemption from U.S. federal income tax for foreign corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We and Taberna intend that the consolidated securitization subsidiaries and any other foreign securitizations that are TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. If the IRS were to succeed in challenging the tax treatment of our or Taberna’s securitizations, it could greatly reduce the amount that those securitizations would have available to distribute to their shareholders and to pay to their creditors. Any reduced distributions would reduce amounts available for distribution to our shareholders.

Our and our REIT affiliates’ ownership of and relationship with TRSs will be limited, and a failure to comply with the limits would jeopardize our and its REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Any domestic TRSs that we or our REIT affiliates own or that we or our REIT affiliates acquire in the future will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution but will not be required to be distributed.

The value of the securities that we or our REIT affiliates hold in TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we or our REIT affiliates will be able to comply with the 25% limitation discussed above or avoid application of the 100% excise tax discussed above.

Compliance with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code limit our ability to hedge mortgage-backed securities, preferred securities and related borrowings. Except to the extent provided by the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, any income from a hedging transaction we enter into in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in the Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit use of advantageous hedging techniques or implement those hedges through TRSs. This could increase the cost of our hedging activities or expose it or us to greater risks associated with changes in interest rates than we or it would otherwise want to bear.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Fees we or our REIT affiliates receive will not be REIT qualifying income.

We and our REIT affiliates must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of a REIT’s gross income for each taxable year must consist of defined types of income that derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property,

•	interest on debt secured by mortgages on real property or on interests in real property, and

•	dividends or other distributions on and gain from the sale of shares in other REITs.

Second, in general, at least 95% of a REIT’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income we or our REIT affiliates obtain or from our sale of property that is held primarily for sale to customers in the ordinary course of business is excluded from both income tests.

Any origination fees we or our REIT affiliates receive will not be qualifying income for purposes of the 75% or 95% gross income tests applicable to REITs under the Code. We typically receive, and our REIT affiliates may receive, initial payments, or “points,” from borrowers as commitment fees or additional interest. So long as the payment is for the use of money, rather than for other services provided by us or our REIT affiliates, we believe that this income should not be classified as non-qualifying origination fees. However, the IRS may seek to reclassify this income as origination fees instead of commitment fees or interest. If we cannot satisfy the Code’s income tests as a result of a successful challenge of our classification of this income, we may not qualify as a REIT. Any fees for services, such as advisory fees or broker-dealer fees, received by us or our REIT affiliates will not qualify for either income test. Any such fees earned by a TRS of ours or of one of our REIT affiliates would not be subject to tax, and any distributions from TRSs would be qualifying income for purposes of the 95% gross income test but not for the 75% gross income test.

A portion of the dividends we distribute may be deemed a return of capital for federal income tax purposes.

The amount of dividends we distribute to our common and preferred shareholders in a given quarter may not correspond to our taxable income for such quarter. Consequently, a portion of the dividends we distribute may be deemed a return of capital for federal income tax purposes, and will not be taxable but will reduce shareholders’ basis in the underlying common or preferred shares.

Our ability to use TRSs, and consequently our ability to establish fee-generating businesses and invest in securitizations, will be limited by the election made by us to be taxed as a REIT, which may adversely affect returns to our shareholders.

Overall, no more than 25% of the value of a REIT’s assets may consist of securities of one or more TRSs. We and Taberna currently own, and we, Taberna and any other REIT affiliates may own in the future, interests in additional TRSs. However, our ability to expand the fee-generating businesses of our and Taberna’s current TRSs and future TRSs we or our REIT affiliates may form, will be limited by our and our REIT affiliates need to meet this 25% test, which may adversely affect distributions we pay to our shareholders.

If Taberna or IRT fails to qualify as a REIT, it would adversely affect our ability to qualify as a REIT.

Taberna and IRT are each REITs subject to all of the risks discussed above with respect to RAIT. If Taberna or IRT fails to qualify as a REIT, then we also may fail to qualify as a REIT, because the income we receive from, and assets we hold through, Taberna and IRT make up a significant portion of our total income and assets and materially affect our ability to meet REIT qualification tests.

Other Regulatory and Legal Risks of Our Business

Our reputation, business and operations could be adversely affected by regulatory compliance failures.

Potential regulatory action poses a significant risk to our reputation and thereby to our business. Our business is subject to extensive regulation in the United States. We operate our business so as to comply with the Code’s REIT rules and regulations and so as to remain exempt from registration as an investment company under the Investment Company Act. The SEC and FINRA oversee the activities of our broker-dealer subsidiary. In addition, we are subject to regulation under the Exchange Act, the Investment Advisers Act and various other statutes. A number of our investing activities, such as our lending business, are subject to regulation by various U.S. state regulators. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of our business, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular businesses. A failure to comply with the obligations imposed by any of the regulations binding on us or to maintain any of the licenses required to be maintained by us could result in investigations, sanctions, monetary penalties and reputational damage.

Loss of our Investment Company Act exemption would affect us adversely.

We seek to conduct our operations so that we are not required to register as an investment company. Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an “investment company” if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•

it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets exclusive of government securities and cash items on an unconsolidated basis, which we refer to as the 40% test. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (relating to issuers whose securities are held by not more than 100 persons or whose securities are held only by qualified purchasers, as defined).

We rely on the 40% test because we are a holding company that conducts our businesses through wholly-owned or majority-owned subsidiaries. As a result, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets exclusive of government securities and cash items on an unconsolidated basis. Based on the relative value of our investment in Taberna, on the one hand, and our investment in RAIT Partnership, on the other hand, we can comply with the 40% test only if RAIT Partnership itself complies with the 40% test (or an exemption other than those provided by Sections 3(c)(1) or 3(c)(7)).

Because the principal exemptions that RAIT Partnership relies upon to allow it to meet the 40% test are those provided by Sections 3(c)(5)(c) or 3(c)(6) (relating to subsidiaries primarily engaged in specified real estate activities), we are limited in the types of businesses in which we may engage through our subsidiaries.

Because RAIT Partnership and the two wholly-owned subsidiaries through which we hold 100% of the partnership interests in RAIT Partnership—RAIT General, Inc. and RAIT Limited, Inc.—will not be relying on Section 3(c)(1) or 3(c)(7) for their respective Investment Company Act exemptions, our investments in these securities will not constitute “investment securities” for purposes of the 40% test if RAIT Partnership is otherwise exempt from the Investment Company Act.

RAIT Partnership, our subsidiary that holds, directly and through wholly-owned or majority-owned subsidiaries, a substantial portion of our assets, intends to conduct its operations so that it is not required to register as an investment company in reliance on the exemption from Investment Company Act regulation provided under Section 3(c)(5)(c). RAIT Partnership may also from time to time rely on the exemption from Investment Company Act regulation provided under Section 3(c)(6).

Any entity relying on Section 3(c)(5)(C) for its Investment Company Act exemption must have at least 55% of its portfolio invested in qualifying assets (which in general must consist of mortgage loans, mortgage backed securities that represent the entire ownership in a pool of mortgage loans and other liens on and interests in real estate) and another 25% of its portfolio invested in other real estate-related assets. Based on no-action letters issued by the staff of the SEC, we classify our investments in mortgage loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan to be a qualifying asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying assets that come within the 55% basket, but only real estate-related assets that come within the 25% basket. Based on a no-action letter issued by the staff of the SEC, we treat most of our mezzanine loans as qualifying assets because we usually obtain a first lien position on the entire ownership interest of a special purpose entity, or SPE, that owns only real property, or that owns the entire ownership interest in a second SPE that owns only real property, and otherwise comes within the conditions of the no-action letter, and we treat any remaining mezzanine loans as real estate-related assets that come within the 25% basket. The treatment of other investments as qualifying assets and real estate-related assets, including equity investments in subsidiaries, is based on the characteristics of the underlying asset, in the case of a directly held investment, or the characteristics of the assets of the subsidiary, in the case of equity investments in subsidiaries.

Any entity relying on Section 3(c)(6) for its Investment Company Act exemption must be primarily engaged, directly or through majority-owned subsidiaries, in one or more specified businesses, including a business described in Section 3(c)(5)(c), or in one or more of such businesses (from which not less than 25% of its gross income during its last fiscal year was derived), together with an additional business or businesses other than investing, reinvesting, owning, holding or trading in securities.

Taberna, like RAIT, is a holding company that conducts its operations through subsidiaries. Accordingly, we intend to monitor Taberna’s holdings such that it will satisfy the 40% test. Similar to securities issued to us, the securities issued to Taberna by its subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities Taberna may own, may not have a combined value in excess of 40% of the value of its total assets on an unconsolidated basis. This requirement limits the types of businesses in which Taberna may engage through these subsidiaries.

We make the determination of whether an entity is a majority-owned subsidiary of RAIT, RAIT Partnership or Taberna. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling its owner or holder to vote for the election of directors of a company. We treat companies, including future securitization subsidiaries, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. Neither RAIT, RAIT Partnership nor Taberna has requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including securitizations, as majority-owned subsidiaries, we would need to adjust our respective investment strategies and invest our respective assets in order to continue to pass the 40% test. Any such adjustment in its investment strategy could have a material adverse effect on Taberna and us.

A majority of Taberna’s subsidiaries are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Act with respect to the assets in which they can invest to avoid being regulated as an investment company. In particular, Taberna’s subsidiaries that are securitizations generally rely on Rule 3a-7, an exemption from the Investment Company Act provided for certain structured financing vehicles that pool income-producing assets and issue securities backed by those assets. Such structured financings may not engage in portfolio management practices resembling those employed by mutual funds. Accordingly, each Taberna securitization subsidiary that relies on Rule 3a-7 is subject to an indenture which contains specific guidelines and restrictions limiting the discretion of the securitization. The indenture prohibits the securitization from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. Certain sales and purchases of assets, such as dispositions of collateral that has gone into default or is at risk of imminent default, may be made so long as they do not violate the guidelines contained in each indenture and are not based primarily on changes in market value. The proceeds of permitted dispositions may be reinvested in collateral that is consistent with the credit profile of the securitization under specific and predetermined guidelines. In addition, absent obtaining further guidance from the SEC, substitutions of assets may not be made solely for the purpose of enhancing the investment returns of the holders of the equity securities issued by the securitization. As a result of these restrictions, Taberna’s securitization subsidiaries may suffer losses on their assets and Taberna may suffer losses on its investments in its securitization subsidiaries.

If the combined value of the investment securities issued to Taberna by its subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities Taberna may own, exceeds 40% of Taberna’s total assets on an unconsolidated basis, Taberna may be required either to substantially change the manner in which it conducts its operations or to rely on Section 3(c)(1) or 3(c)(7) to avoid having to register as an investment company. As a result of the relative values of RAIT Partnership and Taberna, it is likely that Taberna would rely on the Section 3(c)(1) or 3(c)(7) exemptions, which would increase the assets we hold included in the 40% basket for purposes of the 40% test, which would increase the effects that variations in the value of RAIT Partnership’s assets would have on its ability to comply with the 40% test and, accordingly, our ability to remain exempt from registration as an investment company.

None of RAIT, RAIT Partnership or Taberna has received a no-action letter from the SEC regarding whether it complies with the Investment Company Act or how its investment or financing strategies fit within the exclusions from regulation under the Investment Company Act that it is using. To the extent that the SEC provides more specific or different guidance regarding, for example, the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust these investment and financing strategies accordingly. Any additional guidance from the SEC could provide additional flexibility to us and Taberna, or it could further inhibit the ability of Taberna and our combined company to pursue our respective investment and financing strategies which could have a material adverse effect on us.

Our ownership limitation may restrict business combination opportunities.

To qualify as a REIT under the Code, no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our declaration of trust generally prohibits any person from owning more than 8.3% or, with respect to our original promoter, Resource America, Inc., 15%, of our outstanding common shares and provides that:

•	A transfer that violates the limitation is void.

•	A transferee gets no rights to the shares that violate the limitation.

•	Shares acquired that violate the limitation transfer automatically to a trust whose trustee has all voting and other rights.

•	Shares in the trust will be sold and the record holder will receive the net proceeds of the sale.

The ownership limitation may discourage a takeover or other transaction that our shareholders believe to be desirable.

Preferred shares may prevent change in control.

Our declaration of trust authorizes our board of trustees to issue preferred shares, to establish the preferences and rights of any preferred shares issued, to classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares, without shareholder approval. The issuance of preferred shares could delay or prevent a change in control, apart from the ownership limitation, even if a majority of our shareholders want control to change.

Maryland anti-takeover statutes may restrict business combination opportunities.

As a Maryland REIT, we are subject to various provisions of Maryland law which impose restrictions and require that specified procedures be followed with respect to the acquisition of “control shares” representing at least ten percent of our aggregate voting power and certain takeover offers and business combinations, including, but not limited to, combinations with persons who own one-tenth or more of our outstanding shares. While we have elected to “opt out” of the control share acquisition statute, our board of trustees has the right to rescind the election at any time without notice to our shareholders.

If our subsidiary that is a registered investment adviser fails to comply with the Investment Advisers Act, this could have an adverse effect on our ability to manage securitizations.

Our subsidiary, Taberna Capital Management, LLC (the collateral manager for Taberna VIII and Taberna IX), or TCM, is a registered investment adviser under the Investment Advisers Act of 1940, or the Investment Advisers Act, and, as such, is supervised by the SEC. We registered TCM under the Investment Advisers Act so that it could manage increasing numbers of securitizations or otherwise provide advisory services. We may register additional affiliates of RAIT providing advisory services to our sponsored companies and other public and private investment vehicles we sponsor in the future. The Investment Advisers Act requires registered investment advisers to comply with numerous obligations, including record-keeping requirements, operational procedures and disclosure obligations. Such subsidiaries may also be registered with various states and, thus, subject to the oversight and regulation by such states’ regulatory agencies. If we do not comply with these requirements, we may not be able to provide management services to our securitizations and provide advisory services to our sponsored companies, to the extent our sponsored companies invest in securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $120.9 million (or approximately $139.1 million if the underwriters exercise their option in full to purchase additional notes), after deducting the underwriting discount and the estimated offering expenses payable by us. We intend to use a portion of the net proceeds from the sale of the notes to repurchase or repay a portion of our indebtedness, including the potential repurchase of our 7.00% Convertible Senior Notes which mature on April 1, 2031. We also intend to use approximately $8.8 million of the net proceeds of this offering to fund payment of the cost of the capped call transaction that we expect to enter into with the hedge counterparty. See “Description of the Capped Call Transaction.” Any remaining net proceeds from the sale of the notes will be used for working capital and general trust purposes. If the underwriters exercise their option to purchase additional notes, we intend to use a portion of the net proceeds from the sale of additional notes to fund our entry into an additional capped call transaction with the hedge counterparty.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations from our consolidated statements of operations, as adjusted for fixed charges, and fixed charges represent interest expense from our consolidated statements of operations.

	For the Nine Month Period Ended September 30, 2013		For the Years Ended December 31,
			2012		2011		2010	2009		2008
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)	2.1x	—	(1)	—	(1)

(1)	The dollar amount of the deficiency for the nine-month period ended September 30, 2013 is $156.8 million and the dollar amount of the deficiency for the years ended December 31, 2012, 2011, 2009 and 2008 is $168.3 million, $38.5 million, $440.1 million, and $617.1 million, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on an actual basis and on an adjusted basis to reflect our receipt of approximately $120.9 million of net proceeds from the issuance of notes in this offering, after deducting the underwriters’ discounts and commissions and other offering expenses (assuming no exercise by the underwriters of their option to purchase additional notes). As adjusted amounts (i) assume no repurchase or repayment of our outstanding indebtedness, including our existing 2031 Notes, (ii) do not otherwise reflect the anticipated use of proceeds from the offering of the notes and (iii) do not include our entry into the capped call transaction, including our payment of the approximately $8.8 million premium therefor to the hedge counterparty, as described under “Description of the Capped Call Transaction.”

This table should be read in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the accompanying notes, appearing in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, each of which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$116,623	$237,561	(1)

Indebtedness	$1,978,225	$2,094,124	(2)
Series D cumulative redeemable preferred shares, $0.01 par value per share, 4,000,000 shares authorized, 2,600,000 shares issued and outstanding	52,498	52,498
Equity:
Shareholders’ equity:
Preferred shares, $0.01 par value per share, 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share, 4,069,288 shares issued and outstanding (actual and as adjusted)	41	41
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share, 2,288,465 shares issued and outstanding (actual and as adjusted)	23	23
8.875% Series C cumulative redeemable preferred shares, liquidation preference $25.00 per share, 1,640,100 shares issued and outstanding (actual and as adjusted)	17	17
Series E cumulative redeemable preferred shares, no shares issued and outstanding	—	—
Common shares, $0.03 par value per share, 200,000,000 shares authorized, 70,249,254 shares issued and outstanding (actual and as adjusted) (including 385,148 unvested restricted common share awards at September 30, 2013)(3)	2,108	2,108
Additional paid in capital	1,940,389	1,949,490	(2)
Accumulated other comprehensive income (loss)	(71,129)	(71,129)
Retained earnings (deficit)	(1,111,514)	(1,111,514)

Total shareholders’ equity	759,935	769,036
Noncontrolling interests	34,680	34,680

Total equity	794,615	803,716

Total capitalization	$2,825,338	$2,950,338

(1)	Cash and cash equivalents, as adjusted, includes the net proceeds from this offering of $120.9 million and is before any expected uses of such proceeds as discussed in “Use of Proceeds.”
(2)	The notes in this offering have a cash settlement provision and, accordingly, pursuant to ASC 470-20, the notes will be bifurcated into a debt component and an equity component. Of the $125 million original principal amount of the notes, it is estimated that approximately $115.9 million will be allocated to the debt component and approximately $9.1 million will be allocated to the equity component. The debt component is reported in Indebtedness, above, and the equity component is reported in Additional paid in capital, above. See “Risk Factors—Risks Related to the Notes—The accounting method for convertible debt securities that may be settled for cash, such as the notes, could have a material effect on our reported financial results.” The resulting discount on the debt component, or $9.1 million, will be amortized to interest expense using the effective interest method over the life of the notes.
(3)	Common shares outstanding, on an as adjusted basis, excludes 1,078,862 common shares issued subsequent to September 30, 2013.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON SHARES

Our common shares trade on The New York Stock Exchange under the symbol “RAS.” The following table shows the high and low reported sales prices per common share on The New York Stock Exchange composite transactions reporting system and the quarterly cash dividends declared per common share for the periods indicated. Past price performance is not necessarily indicative of likely future performance. Because the market price of our common shares will fluctuate, you are urged to obtain current market prices for our common shares.

	Price Range of Common Shares		Dividends Declared
	High	Low
2011
First Quarter	$11.34	$6.57	$0.09	(1)
Second Quarter(1)	8.13	5.52	$0.06
Third Quarter	7.31	3.12	$0.06
Fourth Quarter	5.69	2.90	$0.06

2012
First Quarter	$6.28	$4.70	$0.08
Second Quarter	5.20	3.90	$0.08
Third Quarter	5.40	4.29	$0.09
Fourth Quarter	5.99	4.92	$0.10

2013
First Quarter	$8.21	$5.66	$0.12
Second Quarter	8.85	7.06	$0.13
Third Quarter	7.92	6.16	$0.15
Fourth Quarter (through December 4, 2013)	8.56	6.50		(2)

(1)	On January 10, 2011, we declared a 2010 annual cash dividend on our common shares of $0.09 per common share, adjusted for our 1-for-3 stock split consummated on June 30, 2011.
(2)	No dividend has been declared for the fourth quarter of 2013.

On December 4, 2013, the closing price of our common shares, as reported on The New York Stock Exchange, was $8.51 per share. As of December 4, 2013, there were approximately 375 holders of record of our issued and outstanding common shares.

Dividend Policy

We generally are required to distribute to our shareholders an amount equal to at least 90% of our REIT taxable income determined before applying the deduction for dividends paid and by excluding net capital gains. Such distributions must be made in the tax year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following tax year.

If we fail to meet the distribution test as a result of a retroactive adjustment to our REIT taxable income, we may be able to avoid disqualification as a REIT by paying a “deficiency” dividend within a specified time period and in accordance with other requirements set forth in the Code. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. We believe we are in compliance with all our dividend distribution requirements.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture between us and Wells Fargo Bank, National Association, as supplemented by a supplemental indenture with respect to the notes, each to be dated as of the date of the initial issuance of the notes. In this section, we refer to the base indenture as supplemented by the supplemental indenture, collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to RAIT Financial Trust and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $125,000,000 (or $143,750,000 if the underwriters exercise in full their option to purchase additional notes);

•	bear cash interest from December 10, 2013 at an annual rate of 4.00% payable on April 1 and October 1 of each year, beginning on April 1, 2014;

•

be subject to redemption at our option, in whole or in part, (i) prior to October 1, 2018 only to the extent necessary to preserve our status as a REIT, and (ii) at any time on or after October 1, 2018, in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•

will be subject to repurchase by us at the option of the holders on each of October 1, 2018, October 1, 2023 and October 1, 2028 and following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), in each case at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant repurchase date or the fundamental change repurchase date, as the case may be;

•	will mature on October 1, 2033, unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, Settlement and Clearance.”

The notes will be convertible by you at any time on or prior to the business day immediately preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” into our common shares, at an initial conversion rate of 104.4523 common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.57 per common share). The conversion rate is subject to adjustment if certain events occur. We will settle conversions of notes by paying or delivering, as the case may be, cash, our common shares or a combination of cash and our common shares, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger or Asset Sale” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if the additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its customary procedures. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar

This section replaces the description set forth under “Description of the Debt Securities—Payment and Transfer” in the accompanying prospectus.

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Exchange, Registration and Transfer

In addition to the limitations described under “Description of the Debt Securities—Exchange, Registration and Transfer” in the accompanying prospectus, we will not be required to register the transfer of or exchange of any note surrendered for conversion or required repurchase, except any portion of such note being converted or repurchased in part.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 4.00% per year until maturity. Interest on the notes will accrue from December 10, 2013 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2014.

Interest will be paid to the person in whose name a note is registered at the close of business on March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change or repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include special interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of September 30, 2013, our total consolidated indebtedness was approximately $2.0 billion, of which an aggregate of approximately $110.8 million was indebtedness of ours (all of which was unsecured and represented indebtedness under our 2031 Notes) and of which an aggregate of approximately $1.9 billion was indebtedness of our subsidiaries (approximately $74.2 million of which we have guaranteed). After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ overallotment option) but without giving effect to the use of proceeds therefrom, our total consolidated indebtedness would have been approximately $2.1 billion.

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to October 1, 2018, the notes will not be redeemable, except to preserve our status as a REIT. If, at any time, we determine it is necessary to redeem the notes in order to preserve our status as a REIT, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes. In addition, on or after October 1, 2018 and prior to the maturity date, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes. In each case, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the trustee considers to be fair and appropriate in accordance with DTC procedures.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Holders may convert their notes prior to the close of business on the business day immediately preceding the maturity date based on an initial conversion rate of 104.4523 common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.57 per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. As described under “—Settlement upon Conversion,” upon conversion, we may choose to deliver, in lieu of our common shares, cash or a combination of cash and common shares. At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in our common shares or cash as we may subsequently elect, as described under “—Settlement upon Conversion.” Unless we have previously redeemed or purchased the notes, you will have the right to convert any portion of the principal amount of any notes that is an integral multiple of $1,000 at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

(1) prior to July 1, 2018, on any date during any fiscal quarter beginning after December 31, 2013 (and only during such fiscal quarter) if the last reported sale price of our common shares was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

(2) at any time on or after July 1, 2018;

(3) if we distribute to all or substantially all holders of our common shares rights or warrants entitling them to purchase, for a period of 45 calendar days or less, our common shares at a price less than the average of the last reported sale prices for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “—Conversion upon Specified Corporate Transactions”;

(4) if we distribute to all or substantially all holders of our common shares, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the last reported sale price of our common shares on the trading day preceding the declaration date for such distribution, as described below in more detail under “—Conversion upon Specified Corporate Transactions”;

(5) during a specified period if a fundamental change occurs, as described in more detail below under “—Conversion Upon a Fundamental Change”; or

(6) during the five consecutive business-day period following any five consecutive trading-day period in which the average trading price for the notes was less than 98% of the average of the last reported sale prices of our common shares during such five trading-day period multiplied by the then current conversion rate, as described in more detail below under “— Conversion upon Satisfaction of Trading Price Condition” (we refer to this condition as the “trading price condition”).

In the case of clauses (4) and (5) immediately above, we will notify you at least 60 calendar days prior to the ex-dividend date for such distribution; once we have given such notice, you may surrender your notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date and any announcement by us that such distribution will not take place; in the case of a distribution identified in clauses (4) and (5) immediately above, you may not convert your notes if you will otherwise participate in the distribution without conversion as a result of holding the notes.

The “last reported sale price” of our common shares on any date means the closing sale price per share (or if no closing sale price per share is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the relevant stock exchange (as defined below). If our common shares are not listed, quoted or traded on any U.S. securities exchange or any other market, the “last reported sale price” will be determined by a nationally recognized independent investment banking firm retained by us for that purpose. The closing sale price per share will be determined without reference to extended or afterhours trading.

“Trading day” means a day on which:

•	trading in our common shares (or other security for which a closing sale price must be determined) generally occurs on the relevant stock exchange; and

•	a last reported sale price for our common shares (or closing sale price for such other security) is available on the relevant stock exchange.

If our common shares (or such other security) is not listed, quoted or traded on any U.S. securities exchange or any other market, “trading day” means a “business day.”

“Relevant stock exchange” means The New York Stock Exchange or, if our common shares (or other security for which a closing sale price must be determined) is not then listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common shares (or such other security) is then listed or, if our common shares (or such other security) is not then listed on a U.S. national or regional securities exchange, the over-the-counter market, as reported by OTC Markets Group Inc. or similar organization or, if our common shares are not then quoted by the OTC Markets Group Inc. or similar organization, the principal other market on which our common shares (or such other security) is then traded.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the notes. Accrued and unpaid interest (excluding any additional interest) and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with our common shares issued or cash paid upon conversion rather than cancelled, extinguished or forfeited. With respect to any conversion of the notes, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

If you convert after the record date for an interest payment but prior to the corresponding interest payment date, the record holder on the relevant record date will receive on the corresponding interest payment date the interest (including additional interest, if any) accrued and unpaid on your notes, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your notes for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your notes following the regular record date immediately preceding the maturity date;

•	if you convert your notes following the regular record date immediately preceding October 1, 2018;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

•

if you convert your notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional interest, if any), if overdue interest (or overdue additional interest) exists at the time of conversion with respect to your notes.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common shares issued upon conversion of the notes.

Conversion upon Specified Corporate Transactions

You will have the right to convert your notes if we:

•

distribute to all holders of our common shares rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, our common shares at a price less than the average of the last reported sale prices for the ten trading days preceding the declaration date for such distribution; or

•

distribute to all holders of our common shares, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the last reported sale price of our common shares on the trading day preceding the declaration date for such distribution.

We will notify you at least 60 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the notes.

“Ex-dividend date” means the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

You will also have the right to convert your notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not constitute a fundamental change, in each case pursuant to which our common shares would be converted into cash, securities and/or other property. We will notify you at least 60 calendar days prior to the anticipated effective date for any such transaction. In such event, you will have the right to convert your notes at any time beginning 35 business days prior to the date we notify you as being the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your notes prior to the actual effective date of such a transaction, you will generally be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property that you would have received if you had converted your notes immediately prior to the transaction.

Conversion upon a Fundamental Change

If a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) occurs, you will have the right to convert your notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change until 5:00 p.m., New York City time, on the date 15 calendar days after the actual effective date, or, if applicable, the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date. If you convert your notes in connection with a fundamental change, you will receive:

•

the number of our common shares into which your notes are convertible (if the notes are surrendered for conversion prior to the earlier of the actual effective date of the fundamental change and the record date for receiving distributions in connection with a fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of our common shares into which your notes were convertible immediately prior to the transaction (if notes are surrendered for conversion after such date; provided that, if such date is the record date, you will receive the cash, securities and other assets or property on the actual effective date and provided, further, that, in the event that we have made an election to make a cash payment of principal upon conversion as described above, such election shall remain binding notwithstanding the form of consideration received by holders of our common shares); and

•

under certain circumstances, additional common shares, which will be in an amount determined as set forth under “—Conversion Rate Adjustments” and which will be payable following certain types of fundamental change.

If you have submitted any or all of your notes for repurchase, unless you have withdrawn such notes in a timely fashion, your conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global notes, you comply with appropriate DTC procedures.

Conversion upon Satisfaction of Trading Price Condition

You may surrender your notes for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of such five trading-day period was less than 98% of the product of the last reported sale price of our common shares for each day during such five-day trading period and the then current conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the underwriters, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then, for purposes of the trading price condition only, the trading price of the notes will be deemed to be less than 98% of the applicable conversion rate of the notes multiplied by the last reported sale price of our common shares on such determination date.

The trustee will determine the trading price of the notes upon our request. The trustee shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination and we will have no obligation to make that request unless a holder of notes requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the notes for each trading day until the minimum trading price threshold is exceeded. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common shares and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any of our common shares upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under either “—Repurchase of Notes by Us at the Option of the Holder” or “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date or repurchase date, as the case may be.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), our common shares (“physical settlement”) or a combination of cash and our common shares (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring during the period beginning on, and including, July 1, 2018 and ending on, but excluding, October 1, 2018, and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions that occur after our issuance of a notice of redemption but prior to the related redemption date and any conversions occurring during the period beginning on, and including, July 1, 2018 and ending on, but excluding, October 1, 2018, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions occurring (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) during the period beginning on, and including, July 1, 2018 and ending on, but excluding, October 1, 2018, no later than July 1, 2018). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

Settlement amounts will be computed by us as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of our common shares equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 60 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 60 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 60 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 60 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 60 consecutive trading days during the observation period, 1/60th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 60 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RAS <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one common share on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs other than during the period beginning on, and including, July 1, 2018 and ending on, but excluding, October 1, 2018, the 60 consecutive trading day period beginning on, and including, the second trading day after such conversion date;

•

if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” and prior to the relevant redemption date, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding such redemption date; and

•

if the relevant conversion date occurs during the period beginning on, and including, July 1, 2018 and ending on, but excluding, October 1, 2018, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding October 1, 2018.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common shares generally occurs on The New York Stock Exchange or, if our common shares are not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common shares are then listed or, if our common shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common shares are then listed or admitted for trading. If our common shares are not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common shares are listed or admitted for trading. If our common shares are not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common shares or in any options, contracts or future contracts relating to our common shares.

Except as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Shares,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional common share issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any of our common shares shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common shares and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of common shares equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1) If we exclusively issue our common shares as a dividend or distribution on our common shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0	=	the number of our common shares outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1	=	the number of our common shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of trustees or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase our common shares at a price per share that is less than the average of the last reported sale prices of our common shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of our common shares outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of our common shares issuable pursuant to such rights, options or warrants; and

Y	=	the number of our common shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that common shares are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of common shares actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase the common shares at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such common shares, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of trustees or a committee thereof.

(3) If we distribute our shares of beneficial interest, evidence of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares of beneficial interest or other securities, to all or substantially all holders of our common shares, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of trustees or a committee thereof) of our shares of beneficial interest, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding common share on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common shares, the amount and kind of our shares of beneficial interest, evidence of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares of beneficial interest or other securities that such holder would have received if such holder owned a number of common shares equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common shares applicable to one common share (determined by reference to the definition of last reported sale price set forth below as if references therein to our common shares were to such shares of beneficial interest or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common shares over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common shares during the period from, and including, the date of the initial issuance of the notes to, and including, December 31, 2014 (the “initial dividend period”) or during any subsequent annual period from, and including, each January 1 to, and including, the immediately following December 31 (the initial dividend period and each such annual period, an “annual dividend period”) that, when added to all other cash dividends or distributions made to all or substantially all holders of our common shares in such annual dividend period, exceeds $0.60 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0 - T
SP0 - C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common shares on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

T	=	the initial dividend threshold; provided that after the first adjustment made under this clause (4) in a particular annual dividend period, the value of “T” for each subsequent adjustment under this clause (4) in the same annual dividend period will be deemed to be zero; and

C	=	the aggregate amount of cash per share we distribute to all or substantially all holders of our common shares in the relevant annual dividend period; provided that after the first adjustment made under this clause (4) in a particular annual dividend period, the value of “C” for each subsequent adjustment under this clause (4) in the same annual dividend period will be deemed to be the amount of the cash dividend or distribution causing such subsequent adjustment.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the conversion rate under this clause (4).

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of trustees or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our common shares, the amount of cash that such holder would have received if such holder owned a number of our common shares equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common shares, to the extent that the cash and value of any other consideration included in the payment per common share exceeds the last reported sale price of our common shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of trustees or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of our common shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of our common shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of our common shares as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of our common shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or the right to purchase our common shares or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of trustees or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common shares or rights to purchase our common shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our common shares, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Additional Material U.S. Federal Income Tax Considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common shares, you will receive, in addition to any common shares received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common shares, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common shares, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any of our common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common shares under any plan;

•

upon the issuance of any of our common shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any of our common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding or issuable; as of the date the notes were first issued;

•	solely for a change in the par value of the common shares; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Ownership Limit

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 8.3% or, with respect to our original promoter, Resource America, Inc., 15% of our outstanding common shares, subject to certain exceptions.

Notwithstanding any other provision of the notes, no holder of notes will be entitled to convert such notes for our common shares to the extent that receipt of such common shares would cause such holder (together with such holder’s affiliates) to exceed the ownership limit contained in our declaration of trust. See “Additional Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Recapitalizations, Reclassifications and Changes of Our Common Shares

In the case of:

•	any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of common shares equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any common shares that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of our common shares would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one of our common shares would have received in such transaction. If the transaction causes our common shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change”), multiplied by the price paid per common share in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

In connection with any adjustment to the conversion rate described above, we will also adjust the initial dividend threshold (as defined under “—Conversion Rate Adjustments”) based on the number of common shares comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “share price” for purposes of a make-whole fundamental change), our board of trustees or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change

If the “effective date” (as defined below) in respect of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to October 1, 2018 and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional common shares (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Settlement upon Conversion.” However, if the consideration for our common shares in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “share price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such share price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders and the trustee in writing of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “share price”) paid (or deemed to be paid) per common share in the make-whole fundamental change. If the holders of our common shares receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the last reported sale prices of our common shares over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted share prices will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each share price and effective date set forth below:

	Share Price
Effective Date	$8.51	$9.00	$9.57	$10.00	$10.50	$11.00	$11.50	$12.00	$13.00	$14.00	$20.00
December 10, 2013	13.0565	9.9743	7.1532	5.4475	3.8634	2.6334	1.0011	0.1791	0.1343	0.0896	0.0448
October 1, 2014	13.0565	9.8523	6.9547	5.2075	3.5906	2.3362	0.6547	0.0409	0.0307	0.0205	0.0102
October 1, 2015	13.0565	9.8474	6.8602	5.0742	3.4339	2.1771	0.5327	0.0307	0.0230	0.0153	0.0077
October 1, 2016	13.0565	9.7897	6.6456	4.7950	3.1215	1.8687	0.2924	0.0205	0.0153	0.0102	0.0051
October 1, 2017	13.0565	9.4220	5.9770	4.0255	2.3449	1.1568	0.0409	0.0102	0.0077	0.0051	0.0026
October 1, 2018	13.0565	6.6588	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share prices and effective dates may not be set forth in the table above, in which case:

•

If the share price is between two share prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the share price is greater than $20.00 per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the share price is less than $8.51 per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 117.5088 common shares, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase of Notes by Us at the Option of the Holder

Holders have the right to require us to repurchase for cash all or any part of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000, on each of October 1, 2018, October 1, 2023 and October 1, 2028 (each, a “repurchase date”). We will be required to repurchase any outstanding notes for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the open of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the business day immediately preceding such repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes.

The repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, such repurchase date; provided that any such accrued and unpaid interest will be paid not to the holder submitting the notes for repurchase on the relevant repurchase date but instead to the holder of record at the close of business on the corresponding regular record date.

On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the conversion and paying agents; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to repurchase notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes or, if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

Holders must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. Holders will receive payment on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the repurchase price of the notes on the repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

Our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change or on a repurchase date.” In addition, our ability to repurchase the notes for cash on any repurchase date may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change or on a repurchase date.” If we fail to repurchase the notes when required, we will be in default under the indenture.

In connection with any repurchase of notes on any repurchase date, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be repurchased at the option of holders on any repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the repurchase price with respect to such notes).

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash any or all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased). The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination) as a result of which our common shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common shares will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction shall not be a fundamental change pursuant to this clause (2);

(3) “continuing trustees” (as defined below) cease to constitute at least a majority of our board of trustees;

(4) our shareholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common shares (or other common shares underlying the notes) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of common shares that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

“Continuing trustee” means a trustee who either was a member of our board of trustees on the date of this prospectus supplement or who becomes a member of our board of trustees subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing trustees on our board of trustees at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of trustees in which such individual is named as nominee for trustee.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of trustees but approves them for purposes of the definition of “continuing trustees” above.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change or on a repurchase date.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger or Asset Sale

This section replaces the description set forth under “Description of the Debt Securities—Specific Terms of Each Series of Debt Securities in the Prospectus Supplement—Consolidation, Merger or Asset Sale” in the accompanying prospectus.

We may consolidate with, or sell, lease, convey or transfer all or substantially all of our assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such entity (if other than us) shall expressly assume by supplemental indenture all of our obligations under the notes and the indenture;

•

if as a result of such transaction the notes become convertible into common shares or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations under the notes and the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

This section replaces the description set forth under “Description of the Debt Securities—Events of Default and Remedies” in the accompanying prospectus.

Each of the following is an event of default with respect to the notes:

•

default in the payment of any principal amount or any redemption price or repurchase price (including, but not limited to, the fundamental change repurchase price) due with respect to the notes, when the same becomes due and payable;

•	default in payment of any interest (including special interest, if any) under the notes, which default continues for 30 days;

•

default in the delivery when due of amounts owing upon conversion, whether due in cash or common shares, upon exercise of a holder’s conversion right in accordance with the indenture and the continuation of such default for 10 days;

•	our failure to provide a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” when due, which default continues for 5 days;

•	our failure to comply with our obligations under “—Consolidation, Merger or Asset Sale;”

•

our failure to comply with any other term, covenant or agreement in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal when due on, or resulting in acceleration of, other indebtedness of ours or of any significant subsidiary of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, prior to written notice of acceleration of the notes;

•

failure by us or any of our significant subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 30 days; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

As used in the indenture, “significant subsidiary” means a significant subsidiary of ours as defined in Regulation S-X promulgated under the Securities Act, provided that it shall not include (i) any entity consolidated by us where we hold 50 percent or less of the voting power of such entity or (ii) any bankruptcy remote, special purpose entity, used to securitize assets and consolidated by us, whose indebtedness is without recourse to us.

We are required to notify the trustee promptly in writing upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest (including special interest, if any) on the notes or defaults in the payment or delivery of the consideration due upon conversion, if the trustee, in good faith, determines that the withholding of such notice is in the interest of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs with respect to us, the principal amount of the notes and accrued and unpaid interest (including special interest, if any) on the outstanding notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest (including special interest, if any) on the outstanding notes to be due and payable immediately. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) if:

•	such rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

•

interest on overdue installments of interest (including special interest, if any) (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances (including those of its agents and counsel); and

•

all events of default (other than the non-payment of the principal amount and any accrued and unpaid interest and special interest, if any, that have become due solely by such declaration of acceleration) have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price, repurchase price or fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest (including special interest), if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture. No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including special interest, if any), on the notes or the payment or delivery of the consideration due upon conversion of the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•

the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer security or indemnity reasonably satisfactory to it against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes.

The holders of a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest (including special interest, if any) on any note when due;

•	our failure to convert any notes in accordance with the provisions of the indenture;

•

our failure to pay the redemption price on the redemption date in connection with a redemption by us, the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights or the fundamental change repurchase price on the fundamental change repurchase date in connection with a repurchase by us in connection with a fundamental change; or

•	our failure to comply with any of the provisions of the indenture the non-compliance with which would require the consent of the holder of each outstanding note affected.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to (i) the failure to comply with the reporting obligations in the indenture described under “—Reports” below or (ii) our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will, for the first 365 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 365th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 365th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to (i) the failure to comply with reporting obligations in the indenture described under “—Reports” below or (ii) our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent in writing of such election on or before the close of business on the date on which such event of default first occurs.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification of the Indenture

This section replaces the description set forth under “Description of the Debt Securities—Specific Terms of Each Series of Debt Securities in the Prospectus Supplement—Modification of Indentures” in the accompanying prospectus.

Subject to certain exceptions, we and the trustee may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of each holder of outstanding notes affected is required with respect to any amendment which would:

•	impair or adversely affect the manner of calculation or rate of accrual of interest (including special interest) on the notes or change the time of payment thereof;

•	make the notes payable in money or securities other than that stated in the notes;

•	change the stated maturity of the notes;

•	reduce the principal amount, redemption price, repurchase price or fundamental change repurchase price with respect to the notes;

•	make any change that impairs or adversely affects the rights of a holder to convert the notes;

•	make any change that impairs or adversely affects the rights of a holder to require us to repurchase the notes;

•	impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes;

•	change our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to maintain an office or agency for payment and presentation of notes;

•	make the notes subordinate in right of payment to any other indebtedness;

•	reduce the percentage in aggregate principal amount of notes outstanding required to modify or amend the indenture; or

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions under the indenture.

Without the consent of any holder of notes, we and the trustee may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•

to provide for conversion rights of holders of notes in accordance with the terms of the indenture if any reclassification or change of our common shares or any consolidation, merger or sale of all or substantially all of our property or assets occurs;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to add guarantees with respect to the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•

to cure any ambiguity, omission, defect or inconsistency in the indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of trustees, adversely affect the interests of the holders of notes in any material respect;

•

to add or modify any provision with respect to matters or questions arising under the indenture which we may deem necessary or desirable and which will not adversely affect the interests of the holders of the notes in any material respect as evidenced in an officers’ certificate; or

•

to make any change to the indenture or the notes to conform the terms thereof to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet, as evidenced in an officers’ certificate.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

This section replaces the description set forth under “Description of the Debt Securities—Satisfaction and Discharge; Defeasance” in the accompanying prospectus.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any repurchase date, any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or common shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common shares, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder. None of the trustee, conversion agent or paying agent will be responsible or liable for our calculations.

Inapplicable Provisions of the Base Indenture

The provisions described under “Description of the Debt Securities—Provisions Relating only to the Subordinated Debt Securities” in the accompanying prospectus will not apply to the notes.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR; however, the trustee will have no responsibility to determine whether such filing via EDGAR has been made.

Trustee

Wells Fargo Bank, National Association will be the trustee, registrar, conversion agent and paying agent. If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, registrar, conversion agent and paying agent, assumes no responsibility or liability for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, Settlement and Clearance

This section replaces the description set forth under “Description of the Debt Securities—Book Entry, Delivery and Form” in the accompanying prospectus.

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF THE CAPPED CALL TRANSACTION

In connection with the pricing of the notes, we expect to enter into a capped call transaction with Barclays Bank PLC, an affiliate of Barclays Capital Inc., as the hedge counterparty. The capped call transaction will cover, subject to customary anti-dilution adjustments, the aggregate number of our common shares initially issuable upon conversion of the notes. We intend to use approximately $8.8 million of the net proceeds from this offering to fund payment of the cost of the capped call transaction. If the underwriters exercise their option to purchase additional notes, we intend to use a portion of the net proceeds from the sale of the additional notes to fund our entry into an additional capped call transaction with the hedge counterparty with respect to a number of our common shares equal to the number of shares initially issuable upon the conversion of such additional notes.

The capped call transaction is expected generally to reduce the potential dilution upon conversion of the notes and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the notes in the event that the market price of the common shares, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction, which initially corresponds to the conversion price of the notes, and is subject, with certain exceptions, to customary anti-dilution adjustments. If, however, the market price of the common shares, as measured under the terms of the capped call transaction, exceeds the cap price of the capped call transaction, the number of common shares and/or amounts of cash we receive upon exercise of the capped call transaction will be capped, and the dilution mitigation under the capped call transaction will be limited to such capped number of our common shares and/or capped amount of cash.

The cap price of the capped call transaction will initially be approximately $11.91, which represents a premium of approximately 40% over the last reported sale price of our common shares, and is subject to certain adjustments under the terms of such capped call transaction.

We will not be required to make any cash payments to the hedge counterparty upon the exercise of such options, but will be entitled to receive from it a number of common shares and/or amounts of cash based on the amount by which the market price of our common shares, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction on each exercise date under the capped call transaction. However, if the market price of our common shares, as measured under the terms of the capped call transaction, exceeds the cap price of the capped call transaction on the exercise dates under the capped call transaction, the number of the common shares and/or amounts of cash we expect to receive upon exercise of the capped call transaction will be capped based on the amount by which the cap price exceeds the strike price of the capped call transaction.

The capped call transaction is a separate transaction entered into by us with the hedge counterparty, is not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transaction.

For a discussion of the impact of any market or other activity by the hedge counterparty or its affiliate in connection with the capped call transaction, see “Risk Factors—Risks Related to the Notes—The capped call transaction may affect the value of the notes and our common shares” and “Underwriting”.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes. Except as set forth below under “—Taxation of Holders of our Common Shares,” we discuss the taxation of our company as a REIT and the acquisition, ownership and disposition of our company’s common shares into which the notes may be converted in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2012 which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Ledgewood, a professional corporation, has acted as our tax counsel, has reviewed this summary and the discussion incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2012 and is of the opinion that the discussion contained herein fairly summarizes the U.S. federal income tax consequences that are likely to be material to a holder of the notes. The discussion in this section and the discussion incorporated by reference in this prospectus supplement and the accompanying prospectus do not purport to be a complete analysis of all the potential tax considerations relating to the notes, our common shares or our taxation as a REIT. This information is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS (except with respect to the taxpayer that received the ruling), and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in these discussions which do not bind the IRS or the courts, and that a court could agree with the IRS.

Because this discussion and the discussion incorporated by reference in this prospectus supplement and the accompanying prospectus apply to all holders and address only the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes and the common shares issuable upon conversion of the notes, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a trust, an estate, a cooperative, a regulated investment company, a financial institution, an insurance company, a holder of our notes or shares through a partnership or similar pass-through entity, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or, except as set forth below under “—Taxation of Holders of the Notes—Non-U.S. Holders,” non-U.S. tax considerations;

•	this summary deals only with notes and the common shares that are held as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as tax advice.

You should review the following discussion and the discussion incorporated by reference in this prospectus supplement and the accompanying prospectus, and consult with your tax advisor, to determine the effect of the acquisition, ownership and disposition of our notes and the common shares issuable upon conversion of a note on your individual tax situation, including any state, local or non-U.S. tax consequences.

Taxation of Holders of the Notes

U.S. Holders

A “U.S. Holder” is a beneficial holder of notes or our common shares, as applicable, who is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes or common shares, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or common shares, you should consult your tax advisor regarding the consequences of the purchase, ownership and/or sale, conversion or other disposition of the notes or common shares by the partnership.

Original Issue Discount. The notes will be treated as being issued with OID for U.S. federal income tax purposes if the stated redemption price at maturity of the notes exceeds their issue price, subject to a statutory de minimis exception.

If, as is likely, the maturity date of the notes for purposes of the OID regulations is October 1, 2018 (the date on which holders first have the right to require us to repurchase the notes), it is expected that the notes will be treated as issued with more than de minimis OID. Consequently, a U.S. holder (whether a cash or accrual method taxpayer) will be required to include in income all OID in gross income as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable to this income. The amount of OID includible in gross income by a U.S. holder of a note for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the U.S. holder holds the note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the adjusted issue price of the note as of the beginning of such period and the note’s yield to maturity less (b) the qualified stated interest allocable to that accrual period. The adjusted issue price of a note as of the beginning of any accrual period will equal its issue price, increased by the amount of OID previously includable in the gross income of the applicable U.S. holder, and decreased by the amount of any payments (other than payments of qualified stated interest) made on the note. A U.S. holder’s tax basis in a note will be increased by the amount of OID that is includible in the holder’s gross income. We will furnish annually to the IRS and to the U.S. holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while such U.S. holders hold the notes.

A U.S. holder will not be required to recognize any additional income upon the receipt of any payment on the notes that is treated as OID, but will be required to reduce its tax basis in the notes by the amount of such payment.

Treatment of Stated Interest. Stated interest on the notes will be treated as “qualified stated interest” and will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of accounting.

Additional interest. As described under the heading “Description of Notes—Events of Default,” we may elect to pay you additional interest in certain circumstances. According to the applicable Treasury regulations, the possibility of a change in the interest rate on the notes will not affect the amount or timing of interest income recognized by a holder of a note if the likelihood of the change, as of the date the notes are issued, is remote. We intend to take the position that the likelihood of the payment of additional interest with respect to the notes is remote and do not intend to treat that possibility of a change in the interest rate as affecting the yield to maturity of the notes. Accordingly, any additional interest payable to holders of the notes in that event should be includible in gross income by a U.S. Holder at the time the payment is paid or accrues in accordance with the U.S. Holder’s regular method of tax accounting. Our determination that such possibility is a remote contingency is binding on you, unless you explicitly disclose to the IRS on your tax return for such year during which you acquire the notes that you are taking a different position. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income on the notes and our deduction with respect to the payments of additional interest.

If we elect to pay additional interest, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional interest with respect to the notes.

Sale, exchange, redemption or other taxable disposition of notes. Except as provided below under “—Conversion of notes into cash, shares or a combination of cash and common shares,” a U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less an amount equal to any accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and your tax basis in the note. Your initial tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If you are taxed at individual rates and, at the time of the sale, exchange, redemption or other taxable disposition, have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited under the Code. A U.S. holder’s adjusted tax basis in a note generally will be equal to the holder’s initial tax basis in the notes, increased by any OID includible in income by the U.S. holder, and reduced by the amount of any payments received by the U.S. holder, other than payments of qualified stated interest.

Conversion of notes into cash, shares or a combination of cash and common shares

Conversion into cash. If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “—Sale, exchange, redemption, or other taxable disposition of notes”).

Conversion into shares. If you receive solely common shares and cash in lieu of a fractional common share upon conversion, neither gain nor loss generally will be recognized, except to the extent of cash received in lieu of a fractional share and except to the extent of the fair market value of common shares received with respect to accrued interest, which will be taxable as such. The tax basis of the common shares received upon a conversion (other than common shares attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). Your holding period for common shares will include the period during which you held the notes except that the holding period of any common shares received with respect to accrued interest will commence on the day after the date of receipt. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

Conversion into common shares and cash. If a combination of cash and common shares is received in exchange for your notes upon conversion, we intend to take the position that the conversion should be treated as a “recapitalization” for U.S. federal income tax purposes. In this case, gain, but not loss, will be realized in an amount equal to the excess of the fair market value of the common shares and cash received (other than amounts attributable to accrued interest, which will be taxable as such) over your tax basis in the note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the common shares received upon a conversion (other than common shares attributable to accrued interest, the tax basis of which will equal their fair market value) will equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for common shares will include the period during which you held the notes except that the holding period of any common shares received with respect to accrued interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the notes into cash and common shares are possible. For example, the conversion of a note into cash and common shares may instead be treated for U.S. federal income tax purposes as in part a conversion into shares and in part a payment in redemption of a portion of the note.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and shares in exchange for notes upon conversion or repurchase, including any alternative treatments.

Adjustments to conversion rate. Under section 305 of the Code, a holder of notes will be deemed to have received a distribution of or with respect to our common shares if and to the extent that the conversion rate is adjusted as a result of certain events, including a distribution on our common shares, resulting in dividend income to the extent of our current and accumulated earnings and profits and capital gain to the extent such deemed distribution exceeds our current and accumulated earnings and profits. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution on our common shares. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of certain distributions to our common shareholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be required to include such amount in income, as a dividend or capital gain (depending upon the amount of our current and accumulated earnings and profits) for U.S. federal income tax purposes, notwithstanding that no cash distribution is made in respect of such adjustment. In certain circumstances, the failure to make an adjustment to the conversion rate may result in a taxable distribution to a holder of notes, if as a result of such failure, the proportional interest of the noteholders in our assets or earnings and profits is increased.

Medicare 3.8% net investment income tax. Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on some or all of their “net investment income,” which generally will include interest and OID (if any) realized with respect to the notes, and any net gain recognized upon a sale or other taxable disposition of a note. Prospective purchasers should consult their tax advisors regarding the applicability of this tax in respect of their ownership of notes.

Backup withholding and information reporting. Backup withholding at the applicable statutory rate (28%) may apply when U.S. Holders receive interest payments or constructive distributions on a note or proceeds from the sale or other disposition of a note. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any U.S. Holder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•	the U.S. Holder fails to report interest and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the U.S. Holder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

U.S. holders of notes may be subject, under certain circumstances, to information reporting and backup withholding on cash payments of principal and premium, if any, and interest (including OID) and on the gross proceeds from dispositions of notes.

A U.S. Holder of notes who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to any U.S. Holder, that holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the holder’s U.S. federal income tax liability as long as the U.S. Holder provides the required information to the IRS. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required annually to furnish the IRS and U.S. Holders of notes information relating to the amount of interest paid and any constructive distributions on the notes, and that information reporting may also apply to payments of proceeds from the sale of the notes to those U.S. Holders. Some U.S. Holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Holders

The term “non-U.S. Holder” means a beneficial owner of a note or our common shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes or a tax-exempt entity) that is not a U.S. Holder.

Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest. Interest (including OID) paid to a non-U.S. Holder will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, and the non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all our voting shares;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of a trade or business; and

•	provides the appropriate certification as to the non-U.S. Holder’s foreign status.

This certification requirement generally can be met by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent at the time of the initial purchase and at all subsequent times required by the Treasury regulations. If the notes are held through a financial institution or other agent acting on behalf of the non-U.S. Holder, such holder may be required to provide appropriate documentation to his or her agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If the non-U.S. Holder does not qualify for an exemption under these rules, interest income from the notes (including OID) may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest that is effectively connected with a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), however, would not be subject to a 30% withholding tax so long as the non-U.S. Holder provides us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, if the non-U.S. Holder is a foreign corporation and the payment of interest (including OID) is effectively connected with the conduct of a U.S. trade or business, the non-U.S. Holder may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, the non-U.S. Holder must provide a properly executed IRS Form W-8BEN before the payment of interest and the non-U.S. Holder may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Additional interest. Absent further relevant guidance from the IRS, we intend to treat payments of additional interest, if any, made to non-U.S. Holders (as described above under “Description of Notes—Events of Default”) as subject to U.S. federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we or our paying agent receive a properly executed and updated IRS Form W-8BEN or an IRS Form W-8ECI from such non-U.S. Holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under applicable treaty or that such payments are effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business. If we withhold tax from any payment of additional interest made to a non-U.S. Holder and such payments were determined not to be subject to U.S. federal income tax, such holder generally would be entitled to a refund from the IRS on any tax withheld.

Sale, exchange or other taxable disposition of notes. A non-U.S. Holder generally will not be subject to U.S. federal income and withholding taxes on any amount that constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a note (including a conversion of a note for cash or cash and our common shares), unless any of the following is true:

•	the investment in the notes is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business;

•

the non-U.S. Holder (i) is a nonresident alien individual holding the notes as a capital asset, (ii) is present in the United States for 183 or more days in the taxable year within which the sale, exchange or other taxable disposition takes place, and (iii) certain other requirements are met;

•	the non-U.S. Holder is subject to provisions of U.S. tax laws applicable to certain U.S. expatriates; or

•	the note constitutes a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

If you are a non-U.S. Holder described in the first bullet point above, the net gain derived from the retirement or disposition of your notes generally would be subject to U.S. federal income tax at the rate applicable to U.S. persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation’s conduct of a U.S. trade or business. If you are a non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax (or lower rate under an applicable treaty) on the gain derived from the retirement or disposition of your notes, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. If you are a non-U.S. Holder described in the third bullet point above, we encourage you to consult your tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

The notes will not constitute USRPIs at the time of any sale, exchange, redemption, retirement or other taxable disposition of a note (including a conversion of a note for cash or cash and our common shares) if we:

(i) are not a “United States real property holding corporation” during a specified testing period; (ii) are a “domestically controlled qualified investment entity”; or (iii) our common shares are part of a class of shares that is regularly traded on an established securities market and the applicable non-U.S. Holder has not, at the time it acquires the notes and at certain other times described in the applicable Treasury regulation, directly or indirectly held notes (and in certain cases other direct or indirect interests in our common shares) that had a fair market value in excess of 5% of the fair market value of all outstanding common shares. A corporation is a “United States real property holding corporation” if the fair market value of its USRPIs equals or exceeds 50% of the sum of the market value of its worldwide real estate interests plus its other assets used or held for use in a trade or business. Because mortgage loans and mortgage-backed securities are generally not treated as USRPIs, we believe that we currently are not a “United States real property holding corporation.” However, no assurance can be provided that we will not become a “United States real property holding corporation” in the future. In that event, the notes will not constitute USRPIs if we are a “domestically controlled qualified investment entity” or our common shares are regularly traded on an established securities market, the applicable non-U.S. Holder does not exceed the ownership limits described above and, if requested by us, such holder provides certification to this effect. We will be a “domestically controlled qualified investment entity” if at all times during a specified testing period we are a RElT and less than 50% in value of our shares are held directly or indirectly by non-U.S. persons. We believe that we currently are a “domestically controlled qualified investment entity,” but because our common shares, Series A Cumulative Redeemable Preferred Shares, Series B Cumulative Redeemable Preferred Shares and Series C Cumulative Redeemable Preferred Shares are publicly traded, we cannot assure you that we are or will be a domestically controlled qualified investment entity in the future. Furthermore, while our common shares are currently regularly traded on an established securities market, there can be no assurance that they will continue to be so traded in the future. If we become a “United States real property holding corporation” and we cannot determine whether: (i) we are a “domestically controlled qualified investment entity”; or (ii) our common shares are regularly traded on an established securities market, the applicable non-U.S. Holder does not exceed the ownership limits described above and, if requested by us, such holder provides certification to this effect, we intend to withhold 10% of any amounts payable on the redemption, retirement or exchange by us of a note (including a conversion of a note for cash or cash and our common shares). In addition, in such a case, we may withhold U.S. federal income tax at a rate of 10% on interest and other amounts paid to non-U.S. Holders if adjustments made to the conversion rate of the notes cause non-U.S. Holders to be treated as recognizing capital gain.

You are urged to consult your tax advisor as to whether the sale, exchange, redemption, retirement or other taxable disposition of a note (including a conversion of a note into cash or cash and our common shares) is exempt from U.S. federal income tax under FIRPTA. If a sale, exchange, redemption, retirement or other taxable disposition of a note (including a conversion of a note into cash or cash and our common shares) is exempt from U.S. federal income tax under FIRPTA, any amounts withheld from payments to a non-U.S. Holder may be refunded or credited against such holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

Adjustments to conversion rate. The conversion rate is subject to adjustment in certain circumstances. Under section 305 of the Code, any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. Holders of the Notes, even though such holder has not received any cash or property as a result of such adjustments. Under proposed Treasury regulations relating to certain “dividend equivalent” payments, an adjustment to the exchange rate of the notes may be subject to withholding tax even if section 305 of the Code would not apply to the adjustment. If the conversion rate is adjusted in a manner that causes a deemed dividend under section 305 of the Code, you will be required to include such amount in income, as a dividend or capital gain (depending upon the amount of our current and accumulated earnings and profits) for U.S. federal income tax purposes, notwithstanding that no cash distribution is made in respect of such adjustment. In this regard, we intend to withhold U.S. federal income tax (at a rate of 30%, or a lower applicable treaty rate) on interest and other amounts paid to non-U.S. Holders to the extent such holders are deemed to have received a dividend as a result of an adjustment to the exchange rate. In addition, in such a case, we may withhold U.S. federal income tax at a rate of 10% on interest and other amounts paid to non-U.S. Holders as a result of adjustments made to the exchange rate of the notes as a result of certain distributions on our common shares that are treated as capital gain to non-U.S. Holders in the event we determine that we are a United States real property holding corporation unless we are: (i) a domestically controlled qualified investment entity; or (ii) our common shares are regularly traded on an established securities market, the applicable non-U.S. Holder does not exceed the ownership limits described above and, if requested by us, such holder provides certification to this effect in each case, as described above.

FATCA withholding. Recent legislation, recently finalized Treasury regulations and IRS guidance impose U.S. withholding tax on interest payments (including OID) for payments made after June 30, 2014 and gross proceeds (including payments of principal) of interest-bearing obligations for payments made after December 31, 2016 to certain foreign financial institutions and non-financial foreign entities (or U.S. Holders holding through foreign accounts or foreign intermediaries) if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. Pursuant to the Treasury regulations and recent IRS guidance, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014. Therefore, unless the notes are “significantly modified” after July 1, 2014, it is expected that the notes will be exempt from this new withholding regime. We will not pay any additional amounts in respect of amounts withheld.

Backup withholding and information reporting. Information reporting requirements and backup withholding generally will not apply to payments on a note (including OID) to a non-U.S. Holder if the certification described under “– Non-U.S. Holders – Interest” is duly provided by such holder, provided that the withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker: (i) is a U.S. person; (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (iii) is a controlled foreign corporation within the meaning of the Code; or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described above under “—Non-U.S. Holders—Interest” or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of a note under the backup withholding rules will be refunded or credited against the non-U.S. Holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Taxation of Holders of Our Common Shares

For a discussion of the U.S. federal income tax consequences of the ownership and disposition of our common shares acquired as a result of converting the notes, see the applicable discussion under “Material U.S. Federal Income Tax Considerations” filed as Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2012. In addition, we note the following supplement to such discussion:

Medicare related surtax on net investment income. A Medicare related 3.8% surtax applies to the “net investment income” earned directly or indirectly by U.S. Holders that are individuals, trusts and estates whose income exceeds certain thresholds. Among other items, net investment income generally includes interest on debt instruments and dividends on common shares and net gain attributable to the disposition of such securities to the extent that such gain would be otherwise included in taxable income. Prospective purchasers in the notes or common shares should consult their own tax advisors regarding any effect the Medicare related surtax may have on them.

Recent increase in tax rates. Recently enacted legislation resulted in an increase in the highest marginal tax rates applicable to individuals and other non-corporate taxpayers. As of January 1, 2013, capital gain income (including capital gain dividends that we pay) and ordinary income (including dividends that we pay which are not capital gain dividends) are generally taxable at maximum marginal rates of 20% and 39.6%, respectively. The maximum tax rate on “qualified dividend income” received by U.S. Holders taxed at individual rates is 20% but, with limited exceptions, our dividends are generally not eligible for taxation at such preferential rates. Prospective purchasers should consult their tax advisors regarding the impact of this legislation on the ownership and disposition of our common shares.

FATCA withholding. As referenced in the applicable discussion under “Material U.S. Federal Income Tax Considerations” filed as Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2012 under the caption “Material U.S. Federal Income Tax Considerations—Taxation of Shareholders,” U.S. withholding tax at a rate of 30% will be imposed on dividends paid on our common shares after December 31, 2013 to U.S. Holders that hold our common shares through foreign accounts or intermediaries if certain disclosure requirements related to U.S. accounts are not satisfied and certain non-U.S. Holders if certain disclosure requirements related to U.S. ownership are not satisfied. The effective date of the imposition of this U.S. withholding tax has been extended to payments after June 30, 2014.

UNDERWRITING

Under the terms of, and subject to the conditions in, an underwriting agreement, the underwriters named below, for whom Barclays Capital Inc. is acting as the representative, have severally agreed to purchase from us the principal amount of the notes indicated below:

Names	Principal amount of notes

Barclays Capital Inc.	$71,875,000
Deutsche Bank Securities Inc.	46,875,000
JMP Securities LLC	6,250,000

Total	$125,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes is subject to certain conditions, including the delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the notes, if they purchase any of the notes. However, the underwriters are not committed to take or pay for the notes covered by the underwriters’ over-allotment option described below.

Commissions and Discounts

The underwriters initially propose to offer the notes at a price of 99% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.2% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per note	Without option	With option
Public offering price	99.0%	$123,750,000	$142,312,500
Underwriting discounts and commissions	2.0%	$2,500,000	$2,875,000
Proceeds, before expenses, to us	97.0%	$121,250,000	$139,437,500

The expenses of this offering, not including the underwriting discounts and commissions, are estimated to be $312,500 and are payable by us.

Option to Purchase Additional Notes

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, from time to time, in while or in part, to purchase up to an additional $18,750,000 aggregate principal amount of the notes at the initial offering price less the underwriting discount, to cover over-allotments.

Lock-Up Agreements

We and each of our trustees and executive officers have agreed, without the prior written consent of Barclays Capital Inc., not to, during the period ending 60 days after the date of this prospectus supplement:

•	offer, pledge, sell, or otherwise dispose of any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares;

whether any transaction described above is to be settled by delivery of our common shares or other such securities, in cash or otherwise;

•	make any demand for, or exercise any right with respect to, the registration of any of our common shares or any security convertible into or exercisable or exchangeable for our common shares; or

•	publicly disclose the intention to do any of the foregoing.

The restrictions described in the preceding paragraph do not apply to, among other things:

•	the issuance and sale by us of the notes offered by this prospectus supplement;

•	the issuance of our common shares upon conversion of the notes, if applicable;

•	the grant of options or other equity-based awards for our common shares pursuant to employee and non-employee director benefit plans existing on the date of the underwriting agreement;

•	the issuance by us of our common shares upon the exercise of an option or warrant or the conversion of a security outstanding or issuable on the date of the underwriting agreement;

•

the issuance to ARS VI of warrants and share appreciation rights exercisable for common shares pursuant to the securities purchase agreement that we entered into with ARS VI and the issuance of common shares underlying such warrants and share appreciation rights; and

•	the issuance of up to 1,000,000 common shares pursuant to our dividend reinvestment and share purchase plan.

Stabilization, Short Positions, Market Making and Trading

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes and our common shares. Such transactions include, without limitation, bids or purchases to peg, fix or maintain the price of the notes and our common shares. If the underwriters create a short position in the notes in connection with the offering, or if the underwriters sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the option that we have granted to the underwriters. Purchases of a security to stabilize the price or reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

Neither the underwriters nor we make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes and our common shares. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the pricing of the notes, we expect to enter into a capped call transaction with Barclays Bank PLC, an affiliate of Barclays Capital Inc., as the hedge counterparty. The capped call transaction will cover, subject to customary anti-dilution adjustments, the aggregate number of our common shares initially issuable upon conversion of the notes. We intend to use approximately $8.8 million of the net proceeds from this offering to fund payment of the cost of the capped call transaction. If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of the additional notes to fund our entry into an additional capped call transaction with the hedge counterparty with respect to a number of our common shares equal to the number of shares initially issuable upon the conversion of such additional notes.

In connection with establishing its initial hedge of the capped call transaction, the hedge counterparty (or its affiliate) expects to enter into various derivative transactions with respect to our common shares concurrently with, and/or purchase the common shares shortly after, the pricing of the notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of our common shares concurrently with, or shortly after, the pricing of the notes.

In addition, the hedge counterparty (or its affiliate) is likely to modify its hedge position by entering into or unwinding various derivative transactions with respect to our common shares and/or by purchasing or selling the common shares or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date under the capped call transaction).

In addition, if the capped call transaction fail to become effective when this offering of the notes is completed, or if the offering is not completed, the hedge counterparty (or its affiliate) is likely to unwind its hedge position with respect to the common shares, which could adversely affect the value of our common shares and, if the notes have been issued, the value of the notes.

The effect, if any, of any of these transactions and activities on the market price of our common shares or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common shares, which could affect the value of the notes and the value of the common shares, if any, you receive upon any conversion of the notes.

See “Risk Factors—Risks Related to the Notes—The capped call transaction may affect the value of the notes and our common shares” and “Description of Capped Call Transaction.”

No Active Market

Prior to the offering, there has been no active market for the notes. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

Indemnification

We have agreed pursuant to the terms of the purchase agreement to indemnify the underwriters against certain liabilities, including liabilities under the U.S. securities laws, or to contribute to any payments the underwriter may be required to make for such liabilities.

Electronic Distribution

A prospectus supplement and the accompanying prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific principal amount of notes for sale to online brokerage account holders. The representative will make any such allocation on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by such underwriter or any selling group member is not part of the prospectus supplement and the accompanying prospectus supplement or the registration statement of which this prospectus supplement and the accompanying prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Relationships

The underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us and our affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

In particular, affiliates of Barclays Capital Inc. are counterparties to our commercial mortgage-backed loan repurchase facility, and will act as hedge counterparty in connection with the capped call transaction. See “Description of Capped Call Transaction” in this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of notes to the public’’ in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression ‘‘2010 PD Amending Directive’’ means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The underwriters shall be deemed to have represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus supplement is for distribution only to, and is only Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the notes may otherwise lawfully be communicated (all such persons together being referred to as ‘‘relevant persons’’). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (‘‘SIX’’) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (‘‘CISA’’). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an ‘‘Exempt Offer’’ in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (‘‘DFSA’’). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person.

The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

EXPERTS

The audited financial statements, schedules and management’s assessment of the internal control over financial reporting incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

With respect to the unaudited consolidated interim financial information for the three month periods ended March 31, 2011 and 2010 and the three and six month periods ended June 30, 2011 and 2010, incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.

LEGAL MATTERS

The legality of the securities will be passed upon for us by Duane Morris LLP, Baltimore, Maryland. In addition, certain legal matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. The description of the federal income tax consequences appearing in and incorporated by reference in this prospectus supplement and in the accompanying prospectus is based on the opinion of Ledgewood. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP.

PROSPECTUS

RAIT FINANCIAL TRUST

$600,000,000

Common Shares of Beneficial Interest

Preferred Shares of Beneficial Interest

Warrants

Debt Securities

This prospectus contains a general description of the securities which we may offer for sale. We will provide the specific terms of the securities we sell in one or more supplements to this prospectus or other offering materials.

You should read this prospectus, any prospectus supplement and any other offering materials carefully before you invest.

Our common shares are listed for trading on the New York Stock Exchange under the symbol “RAS.” On September 8, 2011, the last reported sale price of our common shares on the New York Stock Exchange was $3.60 per share.

Investing in our securities involves risk. You should read the sections entitled “Risk Factors” on page 7 in this prospectus and in our filings with the Securities and Exchange Commission that are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q for a discussion of factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 9, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this registration process, over the three year period (or such longer period permitted under SEC rules) from the effective date of the registration statement, we may sell any combination of our common shares of beneficial interest, or common shares, preferred shares of beneficial interest, or preferred shares, warrants exercisable for other securities of ours and debt securities. The terms of these offerings will be determined at the time of sale. We refer to the common shares, preferred shares, warrants and debt securities collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus or other offering materials. This prospectus describes some of the general terms that may apply to these securities. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering materials together with the additional information described in the section of the prospectus entitled “Where You Can Find More Information.” We are not making an offer of our securities in any state where the offer or solicitation is not authorized. References in this prospectus to “we”, “us” and “our” are to RAIT Financial Trust, unless the context otherwise requires inclusion of our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The risk factors discussed in this prospectus, any prospectus supplement and any other offering materials and those discussed and identified in item 1A of our most recent annual report on Form 10-K and our other public filings with the SEC, which we incorporate by reference in this prospectus, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is also made to such registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2010 filed on February 25, 2011, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on March 22, 2011.

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 filed on May 5, 2011 and for the quarterly period ended June 30, 2011 filed on August 5, 2011.

•	Current Reports on Form 8-K filed on January 10, 2011, January 24, 2011, January 28, 2011, March 21, 2011, March 22, 2011, May 23, 2011 and July 1, 2011.

•	The description of our common shares of beneficial interest, or common shares, contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

•

The description of our 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series A preferred shares, contained in our Registration Statement on Form 8-A/A dated April 12, 2004.

•

The description of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series B preferred shares, contained in our Registration Statement on Form 8-A/A dated October 26, 2004.

•

The description of our 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series C preferred shares, contained in our Registration Statement on Form 8-A dated June 29, 2007.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of this registration statement and on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 243-9000

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

OUR COMPANY

We are a vertically integrated commercial real estate company capable of originating, investing in, managing, servicing, trading and advising on commercial real estate-related assets. We offer a comprehensive set of debt financing options to the commercial real estate industry along with fixed income trading and advisory services. We also own and manage a portfolio of commercial real estate properties and manage real estate-related assets for third parties. We are a self-managed and self-advised Maryland real estate investment trust, or REIT, formed in August 1997, that commenced operations in January 1998. Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and our telephone number is (215) 243-9000. Our internet address is http://www.raitft.com. We do not incorporate by reference into this prospectus any material from our website.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement or in this prospectus, together with all the other information contained or incorporated by reference in this prospectus or in an applicable prospectus supplement. In particular, you should consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 and the quarterly period ended June 30, 2011, which are incorporated by reference in this prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

The following description of our common shares and preferred shares sets forth certain general terms and provisions of the common shares and preferred shares to which any prospectus supplement may relate. The terms of our declaration of trust and by-laws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Under our declaration of trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. As of September 8, 2011, we had outstanding 38,937,828 common shares, 2,760,000 Series A preferred shares, 2,258,300 Series B preferred shares and 1,600,000 Series C preferred shares. Our board of trustees may amend our declaration of trust by a majority vote to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to increase or decrease the number of shares in any class that we have authority to issue.

Common Shares

Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in “Restrictions on Ownership and Transfer” below, and the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

•	each common share entitles the holder to one vote on matters voted on by common shareholders;

•	common shares do not have cumulative voting rights;

•	distributions are payable as and when authorized by our board of trustees;

•	holders of common shares generally are not liable for our debts;

•

if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

•	common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

Our declaration of trust specifies the vote required for our security holders to take certain actions. The affirmative vote of a majority of our outstanding voting shares (which includes our common shares and, to the extent set forth below, our preferred shares) is required before our board of trustees may take any action to revoke our election to be taxed as a REIT. A trustee may be removed by a two-thirds vote of our outstanding voting shares. Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. Our shareholders may vote to terminate our existence by a two-thirds vote of our outstanding voting shares. A majority of all the votes entitled to be cast on the matter is required in order for us to merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of our property.

Preferred Shares

The following description sets forth general terms and provisions of our authorized preferred shares. Any preferred shares issued under this registration statement will be issued as one or more new series of preferred shares, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred shares, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of beneficial interests;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

Our outstanding Series A preferred shares, Series B preferred shares and Series C preferred shares rank senior to common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on common shares unless full cumulative dividends due on these preferred shares have been paid (other than any payment necessary to maintain our qualification as a REIT). If we liquidate, dissolve or wind up, holders of the preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of common shares. Holders of the preferred shares generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the preferred shareholders, voting as a single class, have the right to elect two additional trustees to our board of trustees. This right continues until all dividends accumulated on the preferred shares have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each trustee elected by preferred shareholders expires upon cure of the preferred dividend default. As of the date of this prospectus, no dividends on these preferred shares are in arrears.

The description of preferred shares above and the description of the terms of a particular series of preferred shares above or in a prospectus supplement are not complete. You should refer to the articles supplementary with respect to a series of preferred shares for complete information concerning the terms of that series. A copy of the articles supplementary for each new series of preferred shares will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

Our board of trustees may authorize the issuance of additional series of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of common shareholders. The issuance of preferred shares, which may provide flexibility in connection with possible acquisitions and other trust purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of common shares to decline or impair the voting and other rights of the holders of common shares.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. Our declaration of trust contains provisions that restrict the ownership and transfer of shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limitation.”

The ownership limitation provides that, in general:

•	no person may own more than 8.3% of our outstanding common shares, and

•	no person may own more than 9.8% of any series of our outstanding preferred shares.

However, Resource America, Inc., or Resource America, which was our sponsor at the time of our formation, may own up to 15%, in number of shares or value, of our common shares. Resource America has advised us that it did not own any of our common shares as of the date of this prospectus.

Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. Our board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our qualification as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT qualification. We require no such waiver or opinion with respect to Resource America’s ownership rights since they arise from specific provisions of our declaration of trust.

Any person who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our qualification as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

Our declaration of trust provides that if any purported transfer of shares results in

•	any person violating the ownership limitation,

•	our being “closely held” under Section 856(h) of the Internal Revenue Code,

•	our common and preferred shares being owned by fewer than 100 persons, or

•	our owning 10% or more of a tenant of our real property,

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

Shares exceeding the ownership limitation transfer automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where a violation of the ownership limitation results from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

In addition, we may purchase any shares held in the trust for the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

•	the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

Every owner of more than 5% (or any lower percentage set by U.S. federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on our qualification as a REIT and to ensure compliance with the ownership limitation.

Transfer Agent

The transfer agent for our common shares is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any preferred shares or warrants we may offer pursuant to a supplement to this prospectus.

Possible Anti-Takeover Effect of Certain Provisions of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees, the restrictions on ownership and transfer of shares and the provision of our bylaws requiring that we receive advance notice of any person to be nominated by a shareholder for election as a trustee for the nominee to be eligible for election could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for shareholders or that the shareholders otherwise may believe to be desirable.

No Shareholder Rights Plan

We currently do not have a shareholder rights plan.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement or any other offering materials and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement or any other offering materials. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Reference is made to each prospectus supplement or any other offering materials for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

We may issue debt securities in one or more series.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. Each of the open-ended indentures is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of the debt securities;

•	the co-issuers of the debt securities, if any;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the entities specified in the prospectus supplement may unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by all subsidiaries other than “minor” subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the senior indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the senior indebtedness of the issuer. “Senior indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer’s assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring entity must assume the issuer’s obligations under the indenture; and

•	immediately after giving effect to the transaction, no event of default may exist.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the Indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive an event of default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certified notes;

•

to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•

in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of us, any co-issuer or guarantor, as applicable;

•	to add or release co-issuers pursuant to the terms of the indenture;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, materially adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional events of default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise indicated in the prospectus supplement, an “event of default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 90 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency or reorganization of an issuer; or

•	any other event of default provided under the terms of the debt securities of that series.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. The indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, trustees, directors, officers, employees, unitholders, shareholders or stockholders of any issuer or any guarantor will have any liability for the obligations of the issuers or any guarantors under the indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective with respect to violations of federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series may be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture.

Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•

we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement within any applicable grace period or the maturity of such senior indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of senior indebtedness that we, any co-issuer or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York,

New York, or DTC. This means that we would not issue certificates to each holder. Instead, one or more global debt securities would be issued to DTC, which would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, or direct participants, deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

We will wire all payments on global debt securities to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on global debt securities, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, with respect to principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into each indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if it is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, if it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST

AND BYLAWS

Board of Trustees

Our declaration of trust requires us to have no fewer than three and no more than nine trustees. A majority of our trustees must be “independent trustees.” The declaration of trust defines an independent trustee as one who, during the preceding two years, has not:

•	been an affiliate of Resource America, Brandywine Construction & Management, Inc., or Brandywine, or their affiliates,

•	been one of our or our subsidiaries’ officers, or

•	had a material business or professional relationship with us or our subsidiaries, Resource America, Brandywine or their affiliates.

The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

Our declaration of trust provides that a trustee may be removed, with or without cause, by a vote of two-thirds of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an “interested shareholder,” or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an “interested shareholder” became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of our outstanding voting shares, and

•	two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that our board of trustees approves or exempts prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are our employees. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted from the Maryland control share acquisition statute by our declaration of trust or bylaws.

Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

Amendment of Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by a majority vote of our outstanding voting shares, except that provisions relating to the trustees, the ownership limitation and restrictions on transfer, amendments to the declaration of trust and our dissolution and termination may only be amended by a vote of two-thirds of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares or the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Meetings of Shareholders

Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

Advance Notice of Nominations of Trustees and New Business

At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in our bylaws. At any special meeting of shareholders, only the business specified in the notice of meeting may be brought before the meeting.

Dissolution

Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

Indemnification; Limitations of Trustees’ and Officers’ Liability

Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Our declaration of trust, consistent with Maryland law, permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers, or any individual who, while a trustee, serves or has served, at our request, as a trustee, director, officer, partner or otherwise at another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The indemnification covers any claim or liability to which such person may become subject, or which such person may incur, by reason of his service in such capacity.

Maryland law permits a Maryland REIT to indemnify, and advance expenses to, its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify, and reimburse the expenses of, their directors, officers, employees and agents. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland REIT may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking to repay the amount reimbursed if the standard of conduct was not met.

We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

Maryland law provides that Maryland statutory real estate investment trusts that have a class of equity securities registered under the Exchange Act and have at least three outside trustees can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the trust’s declaration of trust and bylaws. For example, the board of trustees may, by electing to cause our company to be subject to the applicable statutory provisions and notwithstanding the trust’s declaration of trust or bylaws:

•	classify our board of trustees,

•	provide that a special meeting of shareholders will be called only at the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of trustees,

•	provide that a trustee may be removed only by a vote of the holders of two-thirds of the shares entitled to vote, and

•

retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a trustee and permit a trustee to serve for the balance of the unexpired term instead of until the next annual meeting of shareholders.

Our board has not elected to cause our company to be subject to any of the foregoing provisions, though our declaration of trust already contains provisions similar to some of these statutory provisions. A board of trustees may implement all or any of these provisions without amending the trust’s declaration of trust or bylaws and without shareholder approval. A Maryland statutory real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the provisions of the statute, except to the extent such implementation would conflict with certain voting rights of our outstanding series of preferred shares. If implemented, these provisions could discourage offers to acquire our shares and could make more difficult completion of an unsolicited takeover offer.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations before minority interests from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense from our consolidated statements of operations.

	Six months ended June 30, 2011		Year ended December 31,
			2010	2009		2008		2007		2006
			(unaudited)
Ratio of earnings to combined fixed charges	—	(1)	2.2x	—	(1)	—	(1)	—	(1)	2.2x

(1)	The dollar deficiencies for the six months ended June 30, 2011 and for the years ended December 31, 2009, 2008 and 2007 were $8.4 million, $440.1 million, $617.1 million and $436.0 million respectively.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED SHARE DIVIDENDS

Our ratio of earnings to combined fixed charges and preferred share dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations before minority interests from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense and preferred share dividends represent income or loss allocated to preferred shares from our consolidated statements of operations.

	Six months ended June 30, 2011		Year ended December 31,
			2010	2009		2008		2007		2006
			(unaudited)
Ratio of earnings to combined fixed charges and preferred share dividends	—	(1)	1.9x	—	(1)	—	(1)	—	(1)	1.9x

(1)	The dollar deficiencies for the six months ended June 30, 2011 and for the years ended December 31, 2009, 2008 and 2007 were $15.2 million, $453.8 million, $630.8 million and $447.8 million respectively.

USE OF PROCEEDS

Except as otherwise set forth in a supplement to this prospectus or in other offering materials we may use, we intend to use the net proceeds from the sale of our securities for general trust purposes, which may include repayment or redemption of indebtedness, redemption of preferred equity, capital expenditures and working capital. Except as otherwise set forth in a supplement to this prospectus or in other offering materials we may use, pending any of these uses, the net proceeds of a sale will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including, in case of our equity securities, sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act to or through a market maker or directly into an existing trading market, on an exchange or otherwise, for shares.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act,

•	directly to one or more purchasers, and

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants.

The prospectus supplement or any other offering materials we may use for a particular offering will set forth the distribution method, the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement or any other offering materials relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or through agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commission payable by us to the agent, in a prospectus supplement or other offering materials. Unless otherwise indicated in the prospectus supplement or any other offering materials relating to the offering, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Any common shares sold pursuant to a prospectus supplement or any other offering materials will be listed on the New York Stock Exchange or other national securities exchange. Preferred shares, warrants and debt securities may or may not be listed on a national securities exchange.

EXPERTS

The audited consolidated financial statements and schedules, and management’s assessment of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

With respect to the unaudited consolidated interim financial information for the three month periods ended March 31, 2011 and 2010 and the three and six month periods ended June 30, 2011 and 2010 incorporated by reference in this prospectus and elsewhere in the registration statement, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.

LEGAL OPINIONS

The legality of the securities has been passed upon for us by Duane Morris LLP, Baltimore, Maryland. In addition, certain tax and other matters have been passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. In particular, we have received the opinion of Ledgewood to the effect that, for our taxable years ended December 31, 1998 through December 31, 2010, our organization and current and proposed method of operation have enabled us to qualify as a REIT and will continue to enable us to qualify as a REIT for our taxable year ended December 31, 2011 and in the future. Investors should be aware that the opinion of Ledgewood is based on customary assumptions and is conditioned upon factual representations made by us and our subsidiary that has also elected REIT status, Taberna Realty Finance Trust, regarding our respective organization, assets, present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will continue to operate in a manner that will continue to make such representations true for subsequent taxable years. In addition, Ledgewood’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Ledgewood’s opinion is not binding upon the Internal Revenue Service or any court. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Ledgewood will not review our compliance with those tests on a continuing basis. Accordingly, we cannot assure you that our actual results of operations for any particular taxable year will satisfy such requirements.

$125,000,000

RAIT Financial Trust

4.00% Convertible Senior Notes due 2033

Prospectus Supplement

December 4, 2013

Barclays

Deutsche Bank Securities

JMP Securities